SEC File No. 333-86516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.     5

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

R J LENDING, INC.

(Name of Small business issuer in its charter)

Florida	*	75-2996764
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1717 Second Street, Suite D, Sarasota, Florida 34236 941/364-9915

(Address and telephone number of principal executive offices)

1717 Second Street, Suite D, Sarasota, Florida 34236

(Address of principal place of business or intended principal place of business)

Ronald R. Shenkin	Copy to:
President and Chief Executive Officer	William T. Kirtley, Esq.
R J Lending, Inc.	William T. Kirtley, P.A.
1717 Second Street, Suite D	1776 Ringling Boulevard
Sarasota, Florida 34236	Sarasota, Florida 34236
941/364-9915	941/366-4222

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:         As soon as practicable after the effective date of this Registration Statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     NOT APPLICABLE

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering:     NOT APPLICABLE

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering:     NOT APPLICABLE

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:     NOT APPLICABLE

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Dollar amount to be registered	Proposed maximum offering price per Unit	Proposed maximum aggregate offering price	Amount of registration fee
Secured Promissory	$10,000,000	N/A	$10,000,000	$920.00
Notes – First Series	Principal amount

Common Stock, $.01 par value	$2,000,160	$5.40	$2,000,160	185.00

				$1,105.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to Completion

R J LENDING, INC.

370,400 shares of Common Stock

$10,000,000 Secured Promissory Notes—First Series

We are offering on a best efforts basis without any underwriting arrangements 370,400 shares of our common stock ($.01 par value) at a per share price of $5.40 and our secured promissory notes in maximum principal amount of $10,000,000. There is no present market for our common stock and secured notes. This is a self-underwritten offering being sold by John Kurz, one of our directors and officers. We have qualified to act as our own issuer-dealer under Florida law. Our secured notes will be issued pursuant to the provisions of an Indenture and Custody Agreement and will have maturities of 18, 36 and 60 months and annual interest rates of 6.00%, 7.00% and 8.00%, respectively. We reserve the right to avoid over concentration in any secured note maturity. This offering will terminate on February     , 2004, which is 12 months from the date of this prospectus.

An investment in our common stock and secured notes is subject to risks. You should carefully consider the risk factors and other information set forth in this Prospectus before you decide to purchase either our common stock or our secured notes, or both. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The table below reflects anticipated proceeds if all of the common stock and secured notes are sold. We will retain all proceeds; there is no minimum requirement.

	Price to Public	Underwriting Commissions	Proceeds to Us
Per common share	$5.40	—	$5.40

Upon sale of 370,400 shares	2,000,160	—	2,000,160

Per Secured Note	1,000	—	1,000

Upon sale of all Secured Notes	10,000,000	—	10,000,000

Total proceeds	12,000,160	—	12,000,160

Interested investors may contact us at our headquarters, 1717 Second Street, Suite D, Sarasota, Florida 34236, attention John Kurz, Executive Vice President. Our telephone number is 941/364-9915.

February     , 2003

SUMMARY

This summary highlights certain information about us, our business and this offering of our common stock and secured notes. Investors should understand that this Prospectus section does not contain all of the information that you may need in order to make a decision whether to invest in our common stock or our secured notes or both. In that regard, you should carefully read the entire Prospectus.

With respect to our secured notes, there may be changes in the interest rates which are available on the various maturities of our secured notes. If such occurs, we will supplement this Prospectus on the occasion of each change in any secured note interest rate. You should carefully read any supplement or supplements which accompany this Prospectus.

R J Lending, Inc.

From our offices in Sarasota, Florida we engage in an asset based lending business involving loans usually secured by first or second liens encumbering real property. Such real property is usually residential in character, although commercial real property may sometimes be involved. The real property acting as collateral for our loans may be located in any state, but there is a concentration in the southwest coast of Florida. Our lending activity involves loan origination and the purchase, holding and sale of loans originated by other lenders. We also sell loans which we have originated.

We are conducting this public offering of our common stock and secured notes in order to reduce our reliance on private sources of the capital which we need to conduct our lending business, as well as our use of bank lines of credit. Presently the loan demand which we are experiencing exceeds our supply of available capital.

We will continue to conduct our lending business during the conduct of this offering. We have not established any minimum amount of proceeds which we must receive in this offering and we will utilize in our business any and all proceeds which we receive as a result of the sale of our common stock and secured notes.

We commenced our business in October 1999 as a Florida limited liability company. We converted into our present corporate form effective February 1, 2002, at which time the former managing members of the limited liability company became our board of directors and our executive officers. These persons are Ronald Shenkin, who serves as a director and is President (Chief Executive Officer) and Treasurer (Chief Financial Officer) and John Kurz, who serves as a director and as Executive Vice President and Secretary. Messrs. Shenkin and Kurz have each been issued 370,400 shares of our common stock, which are the only shares of our common stock presently outstanding. Mr. Shenkin has also been issued 22,592 shares of our first series preferred stock, par value $.01 per share.

The Offering

This is a self-underwritten offering. We are offering our common stock and the secured notes solely by means of this Prospectus as our own issuer-dealer and without the services of any underwriter. In that regard, we have qualified, pursuant to the provisions of Florida law, to act as our own issuer-dealer in connection with the conduct of the public offering of our common stock and the secured notes in Florida. We may duplicate this process in other states in order to permit the public offering of our common stock and secured notes in states in addition to Florida. We may also receive assistance from various securities broker-dealers in connection with the sale of our common stock and the secured notes and may pay commissions to such assisting securities broker-dealers. Our plan for the public offer and sale of our common stock and secured notes is set forth in the Prospectus section captioned “PLAN OF DISTRIBUTION”, page 57.

This offering will terminate 12 months from the date of this Prospectus (February    , 2003) unless we sell all of our common stock and secured notes prior to such date.

We are offering a maximum of 370,400 shares of our common stock at the per share offering price of $5.40. The minimum subscription to shares which we will accept is to 500 shares for a subscription obligation of $2,700.

Our secured notes are being offered in minimum principal denominations of $1,000, regardless of maturity subscribed. The minimum secured note subscription amount which we will accept is $10,000. The aggregate principal amount which we may sell in this offering is $10,000,000 of secured notes, reduced by the outstanding principal amount of our other debt securities which are outstanding during the 36 month period commencing from the sale of the first secured note. This limitation is imposed as a result of the secured note Indenture and Custody Agreement not being qualified under the Trust Indenture Act of 1939.

Our secured notes will be issued and administered pursuant to an Indenture and Custody Agreement existing between us and Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. as Trustee. As indicated earlier in this SUMMARY we make loans primarily secured by first and second liens on real property. These loans, as outstanding from time to time, constitute our loan portfolio. Each loan contained in our portfolio has been made and is governed by loan documents consisting of a promissory note and the documents creating the lien on the collateral property. We are required to deliver all loan documents constituting our loan portfolio within the five business day period specified in the Indenture as to new loans or existing loans. The Indenture imposes and maintains a lien on the loans represented by the loan documents we are required to deliver under the Indenture. Such lien will be perfected under the Uniform Commercial Code as enacted in Florida. The loans will act as the collateral for the obligation (interest and principal) of our secured notes and if we default on our secured notes, the Trustee may utilize such portfolio loans to satisfy, in whole or in part, the unpaid secured note obligation. In the event that we default with respect to our principal and interest obligations under the secured notes, such loans will be available to the Trustee in order to cure such default and to pay the unpaid principal and interest obligation then outstanding. As indicated in the Prospectus section captioned “RISK FACTORS”, the then value of the loans contained in our portfolio may not be adequate to accomplish the full payoff of the secured note obligation and only a partial or minimal payoff may occur.

We have not established any minimum accumulation requirement or escrow arrangements in connection with this offering of our common stock and secured notes. This means that we will use any and all proceeds we receive from the sale of our common stock and/or our secured notes and we are not required to attain any minimum proceeds amount before committing the proceeds to our lending business. To the extent that we only receive minimal proceeds from the public offer and sale of our common stock and secured notes, our ability to enhance our lending business will be curtailed.

As the offering of our common stock and secured notes is conducted, we may supplement this Prospectus one or more times in order to provide current information about the offering and our business. We will also supplement the Prospectus to inform interested investors with respect to changes that we make in interest rates available on the several maturities of the secured notes when such rates are changed.

The administration of the public offer and sale of our common stock and secured notes will be carried out by John Kurz, a member of our Board of Directors and our Executive Vice President. Mr. Kurz may be assisted by various of our administrative employees. Mr. Kurz and such employees will not be separately compensated as a result of the administration of the public offer and sale of our common stock and secured notes. Mr. Kurz and Mr. Shenkin are otherwise compensated by us, however.

In order to facilitate the creation and existence of a public market for our common stock we will, at a time contemporaneous to the date of this Prospectus, effect the registration of our common stock pursuant to the provisions of the Securities Exchange Act of 1934, as amended, which is the Federal statute which governs, among other things, the obligation on our part to file the periodic and annual reports with the SEC and which also requires us to comply with the proxy solicitation rules of the SEC when we convene special or annual meetings of our shareholders.

If our common stock becomes publicly traded, share bid and ask prices most likely will be published through the OTC Bulletin Board which is not a stock exchange but a facility for publishing over-the-counter bid and ask share price information.

SELECTED FINANCIAL DATA

Presented below is selected financial data reflecting the financial condition and results of operations of the predecessor limited liability company for the fiscal years ended December 31, 2000 and 2001. The predecessor limited liability company was known as R & J Warehouse Lending, LLC.

Also presented below is certain selected financial data which reflects our financial condition and results of operations for the nine month period ended September 30, 2002 and comparative revenue data for the nine month period ended September 30, 2001, as experienced by the predecessor limited liability company.

If you are considering a purchase of our Common stock or Secured Notes, or both, you should understand that the financial data presented below is not necessarily indicative of the results of our future operations or the actual results had we utilized the corporate form from the time of inception of the predecessor limited liability company.

R & J Warehouse Lending, LLC

(a Florida limited liability company)

	Fiscal Years Ended December 31,
	2000	2001
Statement of Income Data:
Mortgage Interest and fees	$146,640	$351,622
Other Revenue	6,173	6,767
Expenses	92,271	263,830
Net Income	60,542	94,559
Balance Sheet Data:
Total Assets	$1,437,388	$2,509,826
Total Liabilities	937,388	2,009,826
Members’ Equity	500,000	500,000

R J Lending, Inc.

(a Florida corporation)

Unaudited Selected Financial Data

	Period Ended September 30,
	2002	2001(1)
Income Statement Data:
Mortgage Interest and fees	$374,155	$230,991
Expenses	335,822	164,581
Provision for Income Taxes	7,308	—
Net Income(2)	31,025	66,410
Net Income per Share(3)	(0.02)	—

Nine Months Ended Sep-tember 30, 2002
Balance Sheet Data
Total Assets	$2,799,201
Total Liabilities and Debt	2,295,036
Stockholders’ Equity	504,165

(1)	Reflects results of predecessor limited liability company.
(2)	Prior to any adjustment for accrued preferred stock dividend in the amount of $47,700 payable with respect to outstanding first and second series preferred stock and based upon 763,392 shares of first and second series preferred stock being outstanding.
(3)	After adjustment for preferred stock dividend of $47,700 and based upon 740,800 shares of common stock outstanding.

OUR SECURED NOTES ARE NOT INSURED DEPOSIT ACCOUNTS.

How to Contact us

To effect an investment in our common stock and/or our secured notes or if you have questions concerning this offering you should contact us at our Sarasota Florida, telephone number 941/364-9915, or FAX us at our facsimile number which is 941/362-9167. Also you may write to us at our Sarasota, Florida offices which are located at 1717 Second Street, Suite D, Sarasota, Florida 34236.

END OF SUMMARY

RISK FACTORS

In purchasing our common stock and/or secured notes, you assume the risk of owning a security that you cannot readily resell.

A public market for our common stock and secured notes does not exist and while our common stock and secured notes will be salable without restriction from the standpoint of the Federal and Florida securities laws, public trading markets for such securities, particularly our secured notes, may not come into being. This means you may be required to hold our common stock for an indefinite period and our secured notes to their stated maturity.

In order for our common stock to be publicly traded, R J Lending must attract the initial and continuing interest of securities brokers that will act as market makers for our common stock and publish quotations of bid-ask prices. We may not be able to accomplish this for various reasons, including inadequate performance on our part from the standpoint of revenues and earnings and an insufficient number of shares of our common stock in the “public float.” We will endeavor to facilitate a public market for our common stock by becoming a reporting company under the Securities Exchange Act of 1934. This will permit our common stock to be traded in the over-the-counter market utilizing the OTC Bulletin Board. The OTC Bulletin Board is not a stock exchange but a quotation service for equity securities traded over the counter which is regulated by the NASD. Accomplishment of these steps, however, still will not assure the creation of a viable public market for our common stock and any public market that does come into existence may be sporadic and subject to wide market price fluctuation. Also, our common stock may be thinly traded in any such market.

In any market that exists for our common stock, our stock could trade at a price of $5 or below, causing our common stock to be designated as a “penny stock” under SEC Rules. Broker-dealers desiring to effect market transactions will be required to comply with Rule-mandated pre-transaction risk disclosures to interested purchasers. This could reduce or eliminate the interest of potential market makers for our common stock or the willingness of other broker-dealers to facilitate market transactions in our common stock.

The ability to sell our secured notes in any after market may be enhanced by the existence of a credit enhancement such as a letter of credit or a rating afforded to the secured notes by a recognized rating agency, such as Moody’s and/or Standard & Poors. The secured notes do not incorporate any credit enhancement or any rating.

The $5.40 per share cash offering price that investors will pay in this offering is significantly greater than the effective per share cash price paid or to be paid by our present stockholders.

Our present directors and officers (Ronald R. Shenkin and John Kurz) did not pay any cash consideration for their 740,800 shares of common stock. The holders of our outstanding 740,800 shares of second series preferred stock may convert all of such preferred shares into an equal number of shares of common stock . Such holders will pay a per share price for such common stock issued upon conversion of $.6749.

The percentage of outstanding common stock ownership to be vested in the public purchasers will be diluted as a result of the conversion of our outstanding 740,800 shares of second series preferred stock into a like number of shares of common stock.

The percentage of common stock ownership to be vested in the public investors and the dilution of such percentage of ownership as a result of preferred stock conversion will depend on the number of shares of common stock sold to the public. This is illustrated below.

	Percentage of common stock owner- ship to be vested in public investors
Amount of common stock sold to public	Prior to Conver- sion of Second Series Preferred Stock	After Full Con- version of Second Series Preferred Stock
37,040 shares	4.76%	2.44%
185,200 shares	20.00	11.11
277,800 shares	27.27	15.79
370,400 shares	33.33	20.00

Also, the conversion of our second series preferred stock into as much as 740,800 shares of common stock could cause the market price of our common stock (if any) to decrease substantially even if our business is doing well since such common stock issued upon conversion will be eligible for sale into any market one year after such conversion, or, possibly, at an earlier period of time if the registration rights attributed to our second series preferred stock became applicable.

Since we are offering our common stock and secured notes on a self underwritten, best efforts basis, we may not receive a significant amount of offering proceeds. If the proceeds received in this offering are minimal, we will continue to be required to rely on our present source of funds to fund our loans. This will increase our cost of funds, thereby reducing the profitability of our loan portfolio. Also, our present source of funds is not capable of being significantly increased in amount. Accordingly, under these circumstances, we will not be able to increase our lending capability or our lending capability may even contract, also adversely affecting our profitability.

Our present source of funds are constituted by bank lines of credit which are made available to us through certain of our holders of our second series preferred stock and other non-affiliated persons. We also have credit arrangements with such holders of our second series preferred stock and non-affiliated persons. At September 30, 2002, we had outstanding bank lines of credit in principal amount of $296,781 and we had outstanding promissory notes in principal amount of

$1,980,277. The bank lines of credit are available to us for 12 month periods with annual renewals permitted if agreeable to the bank and involve an interest rate 80 basis points in excess of the prime rate, as charged by the First National Bank of Florida (presently 5.5%). The notes held by certain of the holders of our second series preferred stock and others involve six month maturities and may be renewed at the option of the note holder. These notes involve annual interest rates ranging from 10% to 12%.

The present cost of our private sources of funds exceeds significantly the interest costs which we will experience on our secured notes which are 6.00%, 7.00% and 8.00%, respectively, for the 18, 36 and 60 month terms to maturity of such secured notes. These interest rates are significantly less than the interest rates we are now paying on the promissory notes held by certain of the holders of our outstanding second series preferred stock and others. Also, the terms to maturity of the secured notes are longer than our existing sources of funds, thereby permitting our use of such funds over a longer period of time.

While the rate of interest paid with respect to our bank lines, presently 5.5%, compares favorably to the interest rates payable on our secured notes, the bank line interest rate is subject to being increased by action of First National Bank of Florida. Such is reasonably expected to happen since interest rates are presently at historic lows and we do not expect interest rates charged by banks and other lenders, to remain at their present levels. Rate increases are expected to occur in the near future time.

Ronald R. Shenkin and John Kurz, who are our directors and executive officers, together own voting securities of R J Lending which vest in them 50.7% of the voting power of R J Lending. If Messrs. Shenkin and Kurz vote in unison on matters submitted for shareholder vote at the present time, they will be able to determine the outcome of any such vote and the other holders of our outstanding voting securities, including purchasers of our common stock in this offering, will not be able to alter such vote results.

The arithmetical voting control presently vested in Messrs. Shenkin and Kurz (assuming they vote in unison on matters submitted for shareholder vote which is expected) will only be eliminated if we sell approximately 53,700 or more shares of our common stock in this offering or the 22,592 shares of voting first series preferred stock owned by Ronald R. Shenkin are redeemed by us. The terms of issuance of such first series preferred stock do not provide for redemption and any such redemption can only occur as a result of mutual agreement between Mr. Shenkin and us.

Our executive management is comprised of Ronald R. Shenkin (President and Chief Executive Officer, Treasurer and Chief Financial Officer) and John Kurz (Executive Vice President and Secretary). We have no other management personnel. If the services of either Mr. Shenkin or Mr. Kurz are lost to us, our ability to conduct our lending business will be severely hampered. If the services of both Mr. Shenkin and Mr. Kurz are lost to us, we would be unable to conduct our lending business.

The services of Messrs. Shenkin and Kurz are critical to our ability to source funds with which to make loans and in attracting potential borrowers. While we have two administrative personnel, these administrative personnel are not proficient in these processes.

Since we are a small company with a short operating history, we have not developed any plan of management succession providing for the replacement of Mr. Shenkin or Mr. Kurz, nor do we maintain key man life insurance policies insuring the lives of Mr. Shenkin or Mr. Kurz.

If the services of both Mr. Shenkin and Mr. Kurz are lost to us, we most likely would be required to cease the origination and funding of new loans and attempt to make arrangements for the orderly liquidation of our loan portfolio. Such circumstances will reduce or eliminate our ability to repay the interest and principal obligation of the secured notes when due or at any time.

We may not experience sufficient cash flow in order to meet the periodic interest payments which become due on outstanding secured notes or to pay the principal of such secured notes when due.

Our cash flow is and will be derived from our receipt of the principal and interest payments made by borrowers and other obligors under the loans contained in our loan portfolio from time to time. We also realize cash flow from loan fees. Cash with which to meet the secured note principal and interest obligation of the secured notes may be available to us from presently available sources of credit (bank lines of credit and private sources of credit constituted primarily by the holders of our outstanding secured series preferred stock).

Such cash flow will be materially reduced if we experience a large amount of portfolio loan payment default. Also, if our lines of credit are fully utilized, reduced as to available amount or terminated, this source of cash will be reduced as to amount available to us or not available at all. We could also experience a combination of such circumstances.

The collateral for the principal and interest obligation of the secured notes will be the loans contained in our loan portfolio as such exists during the time until the secured notes are fully paid. If we default on the secured notes, the value of such collateral may not be adequate to repay the principal and interest obligation of our secured notes which are then unpaid.

All loans that we make are secured, usually by real estate. In making such loans, we must properly evaluate the collateral value of such real estate in order to assure that the collateral real estate has a market value which is appropriate to the loan amount. Accordingly, the value of the collateral underlying our loans is critical to the security which acts as the collateral to the principal and interest obligation of our secured notes.

If we default in the payment of our outstanding secured notes, the Indenture Trustee and/or the secured note holders are empowered to initiate action to cure such default, which action may include the liquidation of our loan portfolio and the utilization of such liquidation proceeds to pay off (fully or in part) the secured notes. Such liquidation proceeds may be inadequate to accomplish full pay off of the secured notes and only a partial or minimal payoff may occur.

Such most likely will be the case since a liquidation sale or disposition of our loan portfolio would result in proceeds significantly less than the then aggregate loan portfolio principal balance since the performance of our loan portfolio at the time of such liquidation could be marginal and the primary underlying reason of our payment default on outstanding secured notes.

Since commencing our lending business we have been substantially dependent in the making of loans on the loan referrals made to us from four sources. Until such time as our loan sourcing activities increase our quantity of loan prospects, such dependence is expected to continue. If these sources of loan referrals were reduced or eliminated, the amount of loans made by us (in terms of number of loans and the aggregate amount of loans) would be reduced substantially and our cash flow and interest and fee revenues would correspondingly suffer.

At September 30, 2002, $1,929,650 of our portfolio loan balance occurred as a result of referrals (resulting in loans made) made to us by the franchisees of HomeVestors of America, Inc. and by Tager Properties, First Home Florida Pasco, Inc. and Share Properties. The extent of our dependence on such referrals is reflected below.

Total amount of loans at September 30, 2002	$2,538,366	100.0%
Amount of loans resulting from referrals from:
Franchisees of HomeVestors	$842,350	32.0%
Tager Properties	537,000	21.0
First Home Florida Pasco, Inc.	345,000	13.0
Sharp Properties	205,120	8.0

Totals	$1,929,650	74.0%

The total amount reflected above ($2,538,366) is without adjustment for unfunded reserves (loan funds yet disbursed) in the amount of $54,350.

Our secured notes will be issued pursuant to an Indenture and Custody Agreement but such Indenture is not a qualified indenture under the Trust Indenture Act of 1939. The absence of such qualification means certain protective measures provided by the Act will not be afforded to our secured note holders.

While the secured note Indenture and Custody Agreement provides certain of the provisions found in a qualified indenture, it does not mandatorily require that the Trustee undertake remedial action if we default in the payment of the principal and interest obligation of our secured notes or default with respect to our other obligations under the Indenture, which default includes becoming subject to proceedings under the Federal Bankruptcy Act, failing to provide required reports to the Trustee and failure to maintain the required collateral securing the obligation of our secured notes.

The absence of such provisions may require secured note holders to initiate and prosecute individual actions against us if we fail to pay the principal and interest obligation of such holder’s secured note on a timely basis.

Also, the Trust Indenture Act contains provisions to assure the independence of an indenture trustee. The secured note Indenture is not required to comply with such provisions due to an exemption provided by the Trust Indenture Act. The trustee under the secured note Indenture is a Sarasota, Florida law firm, Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. We use such firm on a regular basis for legal services relating to our lending business. Our Indenture Trustee does not meet the independence requirements set forth in the Trust Indenture Act. As a result, the secured note Indenture Trustee is not required to maintain the degree of independence from us as required by the Trust Indenture Act and because of the Trustee’s attorney-client relationship with us, the Trustee may find itself in conflict situations where the interests of the secured note holders and R J Lending are adverse. Under such circumstances, the Trustee most likely will resign and R J. Lending will be required to seek a success Indenture Trustee. A successor Trustee may not be available.

If we are successful in this secured note offering, we may decide to sell additional debt securities to the public. If we sell additional debt securities, we will be required to generate increased cash flow in order to meet our obligations under our then outstanding secured notes, bank lines and private sources of credit, if any, and the newly sold debt securities. If we sell additional debt securities, our ability to meet the interest and principal obligation of secured notes outstanding could be reduced.

If we sell additional debt securities to the public, the obligation of new debt securities most likely will incorporate the same or similar terms as afforded to our secured notes. Consequently, we will be required to

•	promptly utilize such new debt proceeds in making new, properly underwritten portfolio loans;

•	generate sufficient, immediate cash flow from such new portfolio loans in order to meet the principal and interest obligation of such new debt securities; and

•	continue to assure the performance of the portfolio loans which act as the source of cash flow to meet the obligation of our secured notes then outstanding, as well as the collateral value thereof which acts as the underlying securities for the secured notes.

Florida law and regulations require under certain circumstances that companies or persons engaged in mortgage lending in Florida procure and maintain a license in order to lawfully engage in such activity. Since the inception of our lending business, we have operated without a mortgage lender license in reliance on an exemption from such licensing requirement. If our reliance upon such exemption is misplaced, we are in violation of such law and regulations possibly subjecting us to civil fines (up to $5,000 per determined offense), denial of our application for such license, the placing of R J Lending on regulatory probation and/or license denial.

The Florida statute requiring the procuring of a mortgage lender’s license provides an exemption which we have relied on which states in summary that if an entity or person does not hold itself out to the public as a mortgage lender and uses its own funds to make mortgage loans, license procurement is not required.

While we have been advised by counsel on a continuing basis that such exemption is available to us and have received an opinion of counsel to such effect, we are unaware of any judicial authority which confirms the availability of such exemption to our circumstances. Such opinion is not binding upon any Florida regulatory authority. As indicated in the Prospectus section captioned “BUSINESS - Regulation”, page 36, we have initiated the process of procuring a mortgage lender’s license from the Department of Banking, State of Florida, and such license is expected to be issued in the near future time. The procurement of such license will eliminate the necessity of relying on the described exemption.

If the mortgage lender’s license is not issued to us, we will be required to conduct our lending business in reliance upon such exemption in a manner which is consistent with such reliance (primarily a prohibition against advertising). We could also experience material adverse consequences possibly resulting from any binding determination that such exemption is not available to us.

CERTAIN MATTERS RELATING TO OUR COMMON STOCK

Offering Price

There is no public market for our common stock and we cannot assure that a public market will ever exist.

The public offering price of our common stock of $5.40 per share has been established by our board of directors and takes into account the board’s assessment of our present and future prospects. The public offering price of $5.40 per share does not relate to book value or our earnings.

Our outstanding common stock (740,800 shares) is presently owned of record and beneficially by Ronald R. Shenkin and John Kurz. Mr. Shenkin is the sole record and beneficial owner of our outstanding first series preferred stock (22,592 shares). Our outstanding second series preferred stock (740,800 shares) is owned of record and beneficially by seven holders.

Our common stock may be designated as a “penny stock” under SEC Rules. Such designation will require that securities broker-dealers desiring to effect after market transactions in our common stock follow Rule-mandated pre-transaction disclosures to potential purchasers primarily relating to the risks inherent in the ownership of penny stocks. The Rule also mandates additional record keeping and retention requirements relating to penny stock transactions.

The penny stock Rules of the SEC apply to low priced securities trading at a per share price of $5 or less.

Dividend Policy

In order to pay cash dividends on our outstanding capital stock, we will be required to experience sufficient cash flow and net income from our lending business.

Our available cash, regardless of the earnings we experience, if any, must first be utilized to meet the interest and principal obligation of our then outstanding secured notes and our other outstanding indebtedness expected to consist of available bank lines of credit and unsecured notes payable as explained in the Prospectus section captioned “MANAGEMENT”S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”, page 18.

After meeting such obligations and if we experience net income and have sufficient available cash we are obligated to pay the dividend preference amounts attributable to our outstanding first and second series preferred stock.

Each share of our first and second series preferred stock has a preference dividend entitlement requiring that we pay for each of our fiscal years a per share cash dividend of $.16 with respect to our 22,952 shares of first series preferred stock outstanding and $.08 per share with respect to our 740,800 shares of our second series of preferred stock outstanding, presently an annual amount of $63,600. The dividend entitlement attributable to our first and second series preferred stock is equal as between such series and preferential to the dividend entitlement attributable to our outstanding common stock. Such first and second series preferred stock dividend entitlement is also cumulative which means that to the extent that such dividend entitlement is not paid for any fiscal year, the unpaid portion cumulates and is carried forward to subsequent fiscal years until paid.

Such preference and cumulative features mean that the cash dividend entitlement of the first and second series preferred stock, together with any amount of dividends cumulated but unpaid with respect to prior fiscal years be paid utilizing available and net earnings cash before we can pay cash dividends with respect to our outstanding common stock. Also, our first and second series preferred stock will participate on a share for share basis with our outstanding common stock with respect to cash dividends declared and paid after meeting the dividend obligation attributable to our first and second series preferred stock.

It is our policy to declare and pay cash dividends on our outstanding common stock after we meet our obligations arising from our outstanding secured notes, other indebtedness and our fist and second series preferred stock if we have available cash and available net income. The determination whether to declare and pay a cash dividend on our outstanding common stock and the amount of remaining net income represented by any such dividend will be determined by our board of directors.

Florida corporate law also places limitations on our ability to make distributions to our shareholders which, in summary, preclude distributions to corporate shareholders if the making of such will preclude the corporation’s ability to pay its debts as they become due in the normal course of business or cause the corporation’s total assets to be less than its total liabilities including amounts needed to satisfy any preferential liquidation distribution rights.

Price Paid and to be Paid for our Common Stock

As of September 30, 2002, we reflected a stockholders’ equity of $504,165. On such date, 740,800 shares of our common stock were outstanding and held 50% by Ronald R. Shenkin and 50% by John Kurz. Messrs. Shenkin and Kurz were issued such common stock in connection with our reorganization from limited liability company form to corporate form. Messrs. Shenkin and Kurz did not pay any cash consideration for such common stock. In addition to the common stock issued to him, Ronald R. Shenkin has also been issued 22,592 shares of our first series preferred stock. Such first series preferred stock was issued to Mr. Shenkin in recognition of the forgiveness by Mr. Shenkin of indebtedness owing by us to him in the amount of $30,000. Accordingly, the effective per share price paid by Mr. Shenkin for such first series preferred stock was $1.33 per share. Such first series preferred stock is not convertible into our common stock, but does have a liquidation preference as described subsequently in this Prospectus. The members of our predecessor limited liability company, other than Messrs. Shenkin and Kurz, contributed $500,000 in cash to the capital of such limited liability company. Such capital contributions are now utilized by us and such former members of our limited liability company have been issued an aggregate 740,800 shares of our second series preferred stock constituting an effective per share price paid by such former members of $.6749. Each share of such second series preferred stock is convertible into one share of our common stock without further consideration. Accordingly, holders of our second series preferred stock will pay an effective per share price for our common stock issued upon conversion of $.6749. Purchasers of our common stock in this public offering will purchase at the rate of $5.40 per share.

Dilution

Purchasers of our common stock will sustain dilution in terms of net tangible book value per share as such will exist if we complete the public sale of our common stock in comparison to the $5.40 per share offering price of our common stock.

In preparing the dilution table presented below, we have

•	adjusted downward our stockholders’ equity at September 30, 2002 to $474,165 in order to remove the $30,000 contribution to our stockholders’ equity represented by the 22,592 shares of first series preferred stock, and

•	reduced the number of shares of our capital stock to be outstanding on a pro forma basis as presented in the table by the 22,592 shares of first series preferred stock.

We made these adjustments since the first series preferred stock is not convertible into our common stock at any time. In the table, we have treated our outstanding 740,800 shares of our second series preferred stock as equivalent to our common stock since such second series preferred stock may be converted into 740,800 shares of common stock at any time at the effective per share price of $.6749.

Based on these adjustments, we had a stockholders’ equity at September 30, 2002 of $474,165 and 1,481,600 shares of second series preferred stock and common stock outstanding, each share having an adjusted net tangible book value of $.32 per share.

Since we are offering our common stock as our own issuer-dealer without the services of any underwriter, the number of shares of common stock that we sell to the public may range from zero to 370,400 shares. Accordingly, the table presented below reflects the dilution that purchasers in this public offering will sustain if we sell 370,400 shares or an amount of shares less than 370,400:

	Upon the sale of
	37,040 shares (10%)	185,200 shares (50%)	277,800 shares (75%)	370,400 shares (100%)
Net tangible book value per share	$.44	$.88	$1.12	$1.37

Price per share paid by public investors	5.40	5.40	5.40	5.40

Increase in per share book value as a result of sale of percentage of shares indicated	.12	.56	.80	1.05

Dilution per share sustained by public	4.96	4.52	4.28	4.03

Percentage of dilution from $5.40 per share offering price	91.85%	83.70%	79.26%	74.63%

Percentage of outstanding second series preferred and common shares owned by public	2.44	11.11	15.79	20.00

Aggregate cash price paid by public for percentage of ownership	$200,016	$1,000,080	$1,500,120	$2,000,160

	Upon the sale of
	37,040 shares (10%)	185,200 shares (50%)	277,800 shares (75%)	370,400 shares (100%)
Percentage of outstanding second series preferred and common shares owned by—
Ronald R. Shenkin	24.39%	22.22%	21.05%	20.00%
John Kurz	24.39	22.22	21.05	20.00
Holders of second series preferred stock	48.78	44.44	42.10	40.00

Aggregate cash price paid by—
Ronald R. Shenkin for percentage of ownership	none	none	none	none
John Kurz	none	none	none	none
Holders of second series preferred stock	$500,000	$500,000	$500,000	$500,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

In General

Effective February 1, 2002, we are continuing the lending business previously conducted by our predecessor limited liability company, R & J Warehouse Lending, LLC. We were formed under Florida corporate law in January 2002. The former managing members of the limited liability company, Ronald R. Shenkin and John Kurz, presently serve as our Board of Directors and executive officers. The other holders of the membership interests in the predecessor limited liability company (constituted by 7 persons) hold our outstanding second series preferred stock.

In our lending operations, we have generally made loans of relatively short duration secured by first or second liens which encumber collateral real estate. While our business has been somewhat concentrated to the southwest coast of Florida, we have made loans and have portfolio loans outstanding secured by properties located in other geographic locations.

At September 30, 2002, 32% of our outstanding loans resulted from our relationship with the franchisees of HomeVestors.

How we Account for the Loans in our Portfolio

Set forth in this Prospectus section is information concerning our loan portfolio and statistical data relating thereto. Such information reflects the value attributable to the loans constituting our loan portfolio at December 31, 2000 and 2001 and at September 30, 2002 with comparative loan portfolio information at September 30, 2001.

In our lending business, we originate loans and purchase loans which have been originated by others. This activity is explained in more detail in the Prospectus section captioned “BUSINESS” beginning on page 29. In our financial statements, loans originated by us are valued at the unpaid principal balance. Purchased loans are valued at our cost of acquisition less principal payments received. In our financial statements we separately categorize the current and long-term portions of our portfolio loans. We also deduct from such portfolio loan amounts any unfunded reserves (the amount of any loan committed by us but which is yet to be disbursed) and appropriate loss reserves.

The financial statements included with this Prospectus reflect the following with respect to our loan portfolio balances:

	September 30,	December 31,
	2002	2001	2002
	(unaudited)
Loans
Current portion net of Unfunded reserves and loss reserves	$2,282,590	$2,049,224	$1,028,937

Long-term portion net of Loss reserves	201,426	307,078	195,742

	$2,484,016	$2,356,302	$1,224,679

Certain of the financial and statistical data presented in this Prospectus section and in “BUSINESS” beginning on page 29 utilizes loan principal balances without taking into account whether such loans were originated by us or purchased and without adjustment for unfunded reserves or any loss reserves. Where such treatment is utilized in such financial and statistical data, it is noted.

Conversion from Limited Liability Form to Corporate Form

Our conversion from a closely held Florida limited liability company to a Florida corporation, the debt and equity securities of which are intended to be held by the public by virtue of this offering, will result in material changes.

As a limited liability company, we were a “pass through” entity pursuant to the provisions of the Internal Revenue Code of 1986, as amended. As such, federal income tax consequences, while determined at limited liability company level, were imputed to the holders of our outstanding member interest in accordance with each member’s entitlement to the income, gains and losses as determined for federal income tax reporting purposes and allocated pursuant to the provisions of the limited liability company operating agreement. Resulting tax, if any, was imposed on our members and took into account each member’s individual tax circumstances as determined by each member.

As a corporate entity, our income will be subject to federal corporate income tax at applicable rates (expected to be 15%). As a corporation subject to federal corporate income tax, we will be required to accrue all items of income for each tax reporting period (the fiscal years beginning with the fiscal year ending December 31, 2002) from which we may deduct our accrued operating expenses, including interest accrued on our then outstanding secured notes. Dividends declared with respect to our then outstanding first and second series preferred stock and our common stock are not deductible expenses for tax calculation purposes. After taking into account any applicable credits, loss carry forward and other adjustments to our net income, such will be subject to tax at the applicable Code rate. We will also be subject to Florida corporate income tax at an effective rate of 5.5%. Provisions for such tax will then be made reducing net income available for dividend and other purposes.

Also, as a limited liability company, we did not compensate our management by way of salary and bonus. As a limited liability company, our managing member, R & J One of Sarasota, Inc, was compensated by way of profit distributions, loan origination fees and compensation based upon our return on our loan portfolio. As a corporation, we compensate our management, including our executive officers, by way of salaries and possibly bonus compensation. Salaries and bonus compensation is a deductible expense in determining our net income subject to tax. For the nine month period ended September 30, 2002, management salaries expense was $97,420. Such change in compensation procedure will generally have the effect or reducing our net income as experienced as a corporation.

Set forth below is pro forma information reflecting our operations as a corporation subject to tax under the Code for the fiscal year ended December 31, 2001.

Description of Item	Pro Forma for Fiscal Year Ending December 31, 2001
Mortgage interest and fees	$358,389
Expenses	271,003
Net income	87,386
Provision for income taxes	20,952
Net income after provision for income taxes	66,434
Preferred Stock dividend accrued(1)	63,600

Net income per share after adjustment for preferred stock dividend of $63,600(2)	0.004

Net income per share—diluted(3)	—

(1)	Calculated on the basis of $.16 per share of first and $.08 per share of second series preferred stock being outstanding (22,592 shares of first series preferred stock and 740,800 shares of second series preferred stock).
(2)	Based upon 740,800 shares of common stock outstanding
(3)	Diluted net income per share is not included as adding back preferred dividends of $63,600 and increasing common stock for 740,800 shares results in an anti-dilutive calculation

R&J Warehouse Lending, LLC Results of Operations, Fiscal Years Ended December 31, 2000 and 2001

For the year ended December 31, 2001, R & J Warehouse Lending LLC experienced mortgage interest and fees of $351,622, compared to $146,640 for the fiscal year ended December 31, 2000, an increase of $204,982. We recognize loan fee revenue when loans are funded by the Company. We generally hold the related loans for a very short period of time. We believe that recognizing the loan fee revenue at the time the loans are funded approximates the revenue that would be recognized if the loan fees were capitalized and amortized into revenue. As we make more loans, we will evaluate the holding period of the loans and determine if a change in our revenue recognition policy is required. Such revenue growth was due to our increased investments in mortgage loan obligations occurring during the fiscal year ended December 31, 2000. Such increase in our loan portfolio was funded by borrowed capital evidenced by our increased liabilities of $1,072,348.

At December 31, 2001, we reflected loans of $2,356,302 compared to $1,224,679 at December 31, 2000 net of unfunded and loss reserves. This is an increase of $1,131,623. Our loan demand has consistently exceeded our supply of loan funds since our inception and during the fiscal year ended December 31, 2001 increased as a result of a greater awareness of the loan services which we offer on the part of our potential borrower base and increasing referrals from HomeVestor Franchisees. This was particularly true for the fiscal year ended December 31, 2000. As our source of funds increased during the fiscal year ended December 31, 2001, we were able to fund a greater number of loans. Our source of funds is explained in Liquidity and Capital Resources below.

Our income during both of such fiscal years was comprised primarily of mortgage interest and fees and for the fiscal year ended December 31, 2001 reflected the indicated increase. Other revenue for such fiscal years remained somewhat constant, being $6,767 for fiscal year ended December 31, 2001 compared to $6,173 for the fiscal year ended December 31, 2000.

Our operating expenses increased significantly for the fiscal year ended December 31, 2001 being $263,830 compared to $92,271 for the fiscal year ended December 31, 2000. This resulted from increases in general administrative expenses which were $42,439 for the fiscal year ended December 31, 2001 compared to $18,479 for the fiscal year ended December 31, 2000. Our interest expense also increased significantly. For the fiscal year ended December 31, 2001, we experienced interest expense of $116,752 as compared to $37,537 for the fiscal year ended December 31, 2000. This resulted primarily from the significant increase in borrowed funds as explained below. The distribution of our expenses as between general and administrative expenses and interest on borrowed capital to fund loans was approximately 50% to each of such categories.

As a limited liability company we did not compensate our managing member, R & J One of Sarasota, Inc., by way of salary but rather compensated such member by way of profit distributions, loan origination fees and compensation based upon a formula whereby the managers shared in the gross interest received on certain loans which was called yield spread premium. This expense category classified as “Distributions to Managers” experienced significant increase during such period, being $92,827 for the fiscal year ended December 31, 2001 compared to $33,252 for the fiscal year ended December 31, 2000. Such “Distributions to Managers” expense category was comprised of the following compensation items for the years ended December 31, 2001 and 2000:

	Years ended December 31,
	2001	2000
Origination Fees	$46,846	$20,360
Yield Spread Premiums	16,074	8,599
Accrued Yield Spread Premiums	2,064	—
Profit Distributions	27,843	4,293

	$92,827	$33,852

The increase of the Distributions to Managers occurring from the fiscal year ended December 31, 2000 and the fiscal year ended December 31, 2001 results from the significant increase in the amount of loans made by the limited liability company during the fiscal year ended December 31, 2001, thereby resulting in an increased origination fee entitlement to the Managing Member. As indicated, the loan demand which we have experienced since our inception in October 1999 has exceeded our available amount of loan funds and has increased as our customer base has enlarged. Accordingly, as more loans were made during the fiscal year ended December 31, 2001, the managing members’ compensation entitlements, as identified in this paragraph, increased. Ronald R. Shenkin and John Kurz were the Shareholders, Directors and Officers of R & J One of Sarasota Florida.

Our net income for the fiscal year ended December 31, 2001 was $94,559 compared to $60,542 for the fiscal year ended December 31, 2000. Such increase in net income is attributable to the greater volume of lending activity and the principal amount of performing loans contained in our loan portfolio at December 31, 2001.

For each of the fiscal years we effected profit distributions to our members equal to our net income.

At the conclusion of each fiscal year, our Members’ Equity was $500,000.

Liquidity and Capital Resources

The sources of liquidity and capital for R & J Warehouse Lending, LLC for the fiscal years ended December 31, 2001 and 2000 were constituted by the capital contributions of the limited liability company’s members, loans made by members of the limited liability company, lines of credit utilizing banks which were also provided by related parties and notes payable to non-related parties. At December 31, 2001 and 2000, the capital contributions made by our members were $500,000.

The table below reflects the various note obligations and credit arrangements between related and non-related parties.

	at December 31,
	2001	2000
Notes payable—non-related parties	$730,000	0
Notes payable—related parties	716,525	$300,000
Lines of credit—related parties	493,581	500,000

	$1,940,106	$800,000

Such indebtedness reflects an increase of $1,140,106 from December 31, 2000 to December 31, 2001.

All of such credit arrangements are generally serviced by the payment of interest on a monthly basis at various rates of interest ranging from 10-12%. All of the notes have maturities in 2002 and 2003 but may be renewed. The item identified as lines of credit-related parties, refers to an arrangement that we have as a result of the establishment of lines of credit by certain of our members with First National Bank of Florida. The aggregate amount of these lines of credit is $500,000 and we may access these lines of credit for funds for use in our lending business. The interest expense incurred in the utilization of these lines of credit is the prime rate as charged by First National Bank of Florida, from time to time plus an average of 80 basis points. The lines of credit are evidenced by promissory notes existing between First National Bank of Florida, and the borrowers and are for a period of 12 months with annual renewals permitted.

At December 31, 2001, R & J Warehouse Lending, LLC was not in violation of any of the various loan terms. The lines of credit, to the extent not fully utilized, remain available to us as the successor corporate entity to R & J Warehouse Lending, LLC.

At December 31, 2001, we had not made any material commitment for any capital expenditures. The only commitments in place were those loan commitments made in connection with then pending loan applications.

R & J Warehouse Lending, LLC—R J Lending, Inc. Results of Operations, Nine Month Periods Ended September 30, 2002 and 2001

We commenced operation as a corporate entity effective February 1, 2002 continuing the lending business of our predecessor limited liability company. The information presented below for the nine months ended September 30, 2001 reflects our revenue while still operating as a limited liability company. The information presented below for the nine month period ended September 30, 2002 reflects our operations as a Florida corporation.

For the nine month period ended September 30, 2002, mortgage interest and fees were $374,155 compared to $230,991 for the nine month period ended September 30, 2001, an increase of $143,164. This resulted from an increase in the amount of our loan portfolio occurring over the 12 month period commencing October 1, 2001. As has been the case since the inception of our lending business, loan demand exceeded our supply of loan funds. During the 12 month period our supply of loan funds increased as a result of increased borrowing which increased from $1,038,000 at September 30, 2001 to $1,980,277 at September 30, 2002, an increase of $942,277. We utilized these funds to make additional loans or to permit existing loan renewal. As a result, our loan portfolio, net of unfunded and loss reserves, was $2,484,016 at September 30, 2002 compared to $2,123,564 at September 30, 2001. In addition to attributing the increase in our loan balance for the nine month period September 30, 2002 to an increase in the amount of lendable funds available to us, we believe that our potential customer base increased as a result of our past lending activities and referrals from then existing borrowers and other sources. The increase in our loan balance at September 30, 2002 is also attributed to the increase in the activities of the franchisees of HomeVestors.

As explained in the Prospectus section captioned “BUSINESS—Lending Activities” we make loans which we categorize as interim loans (first mortgage loans having terms of six months or less), warehouse loans (loans originated by property sellers which we purchase at discount) and transactions where we purchase second mortgage loans from loan originators (loans on completed properties for terms of up to 12 months).

Our loan portfolio composition can change and usually does as a result of the comparative demand for the type of lending and financing services that we provide. We are unable to predict which of our loan types and services will be applied for by our existing and new borrowers although the types of loans resulting from our primary referral sources such as HomeVestor franchisees are interim loans.

The table below sets forth our loan portfolio composition at September 30, 2001 and 2002 and the percent of increase or decrease.

	Loan Balances at
Type of Loan	September 30, 2002	September 30, 2001	Change (+/-)
Interim Loans	$1,641,176	$1,474,410	+11.32%
Warehouse Loans	695,564	673,108	-3.34
Second Mortgage Purchases	201,426	256,192	-21.38

The balance of our loan portfolio at September 30, 2002 remains somewhat constant as to warehouse loans reflecting a change of only minus 3.34%. The increase in interim loans of 11.32% over the periods ended September 30, 2002 and 2001 is attributed to our widening customer base and the increased referrals made to us by Home Vestors. The percentage of our loan portfolio constituted by second mortgage purchases reduced 21.38% over the periods ended September 30, 2002 and 2001. We attribute this change to a decrease in the available supply of second mortgages meeting our purchase qualifications and the activities of other lenders who during the period reduced their qualification criteria for second mortgages.

Total expenses for the nine month period ended September 30, 2002 were $335,822 compared to $164,581 for the same period ending September 30, 2001, an increase of $171,241. For the nine month period ended September 30, 2002, we have made provision for income taxes in the amount of $7,308. As a limited liability company, we were not required to make such provision for the nine month period ended September 30, 2001. The principal expense categories causing such increase were interest paid with respect to sourcing of funds which was $164,224 for the nine month period ended September 30, 2002 compared to $70,988 for the same period in 2001, an increase of $93,236. During the nine month period ended September 30, 2001, our average outstanding borrowings were less than during the nine month period ended September 30, 2002. General and administrative expenses also increased significantly, being $44,757 for the period ended September 30, 2001 compared to $22,865 for the same period in 2001, an increase of $21,892. This resulted from the hiring of administrative personnel.

Other expense categories reflected increases for the periods ended September 30, 2002 and September 30, 2001. In that regard, professional fees were reflected at $13,548 for the nine month period ended September 30, 2002 compared to $6,608 for the same month period in 2001. This represents an increase of $6,940. Such increase has occurred primarily due to increased audit and accounting fees which were incurred in connection with the preparation of the registration statement filed with the SEC and which relates to our secured notes and common stock.

As a limited liability company, we did not pay any salaries to our management during the nine month period ended September 30, 2001. We did, however, make distributions to our managements in the amount of $57,105 during this period. During the nine month period ended September 30, 2002 we paid salaries primarily to our executive management comprised of Messrs. Shenkin and Kurz of $97,420. This represents an amount increase over the two periods of $40,315. During the period ended September 30, 2002, we also effected distributions to managers in the amount of $6,464 which related to entitlements earned by our former managers during the remaining period that we operated as a limited liability company.

Our net income for the nine month period ended September 30, 2002 was $31,025 compared to $66,410 for the nine month period ended September 30, 2001. Such decrease is the result of the expense increases described above.

At September 30, 2002, the aggregate balance of our loan portfolio was $2,538,366 without adjustment for unfunded reserves of $54,350. Such portfolio balance was constituted by various maturities, as reflected below:

Term to Maturity	Balance of Loans at September 30, 2002
0 - 12 months	$2,156,816
12 - 60 months	288,184
60 or more months	93,366

After adjustment for unfunded reserves of $54,350, the aggregate balance of our loan portfolio at September 30, 2002 was $2,484,016. This is the amount attributed to our loan portfolio in our financial statements included in this prospectus.

Investment in Limited Liability Companies. During the period July 1-September 30, 2002, we effected investments in two limited liability companies. At September 30, 2002, such investment amount was $113,044 and that amount remains unchanged currently. Such investments were made in two limited liability companies where we acted as one of the members and two of our lending referral sources act as the other member. In that regard, Tager Properties is a member of one of the limited liability companies and Sharp Properties is a member of the second limited liability company. These two limited liability companies will hold the funds provided by the members and will utilize same in the renovation of existing residential real estate properties. This is an experimental pilot program and we do not know whether or not we will continue the program at its present level, enlarge the program or terminate the program after this initial activity.

Business Trends or Uncertainties. Since the inception of our lending business in October 1999, our lending business has shown continued growth in terms of loans made and loans outstanding. The primary factor controlling the volume of our lending business has been the availability and relative cost of funds with which to make loans. The sources of such funds and the cost thereof are described in Liquidity and Capital Resources below and earlier in this Prospectus section with respect to the fiscal years ended December 31, 2001 and 2000. The primary trend which we can identify is that there appears to be an ongoing demand for the type of loans and lending services which we provide and we view such activity as a “niche” or “boutique” lending business. The growth in our lending business may have been influenced by the more restrictive credit policies which we believe have been adopted by banks and other lenders during the past approximate two to three years. If traditional sources of credit such as banks relax their lending criteria and underwriting procedures, our lending business may not reflect additional significant growth during the future time. Presently bank lending and loan underwriting processes appear to be unmodified.

Liquidity and Capital Resources. For the nine month period ended September 30, 2002, we continued to use as a source of funds those sources identified for the fiscal years of our predecessor limited liability company ending December 31, 2001 and 2002.

In that regard, we continue to use funds provided by loan arrangements made by us with related parties (the holders of our second series preferred stock), non-related parties, as well as lines of credit with First National Bank of Florida, arranged by related parties (certain holders of our second series preferred stock) and notes payable to non-related parties. The outstanding amounts payable by us under such arrangements are summarized below:

At September 30, 2002
Notes payable—related parties	$987,777
Lines of credit—related parties	296,781
Notes payable—non-related parties	992,500
$2,277,058

The loans and credit arrangements outstanding at September 30, 2002 involved an aggregate obligation owing by us to related parties (six individuals) in the aggregate amount of $987,777 and in the amount of $992,500 owing by us to related parties (seven holders of our outstanding second series preferred stock). The lines of credit arrangement made available to us by certain of the holders of our outstanding second series preferred stock remains as previously described and the balance of such lines of credit at September 30, 2002 was $296,781. Interest rates and loan terms with respect to such credit arrangements remain as described above.

At September 30, 2002, we were not in default with respect to the various loan terms. Additionally, at September 30, 2002 we had not made any material commitment for any capital expenditures. The only commitments in place on such date were those loan commitments made in connection with then pending loan applications.

USE OF PROCEEDS

If we sell all 370,400 of our common stock and all of our secured notes, we will realize gross proceeds of $12,000,160 from this public offering. The actual proceeds that we realize from the public offering of our common stock and secured notes may range from zero to such maximum $12,000,160 amount.

We have paid substantially all of the costs and expenses attendant to the preparation of the Registration Statement which relates to our Common stock and Secured Notes and this Prospectus. Such expenses were largely constituted by legal and accounting fees and filing fees with the SEC and Florida. The filing fees paid to the State of Florida related to the registration of our common stock and the secured notes under Florida law and our qualification to act as our own issuer-dealer in connection with the public offer and sale of our common stock and secured notes. This is explained in the Prospectus section captioned “PLAN OF DISTRIBUTION”.

Since we have paid all of the expenses attendant our formation and registration process, a significant portion of the gross proceeds that we receive from the sale of our common stock and secured notes will be available to us to use in our lending business. If we receive significant assistance in the public offer and sale of our common stock and secured notes from securities broker-dealers, such proceeds will be reduced by the amount of sales commissions and due diligence expense reimbursement that we pay to any assisting securities broker-dealers. We do not expect to receive significant assistance if any.

The proceeds received by us from the sale of our common stock and secured notes will be utilized when and as received in our lending business and will be primarily utilized to fund loans which we make to borrowers. Such net proceeds will also be utilized by us to provide for our administrative and operating expenses, which includes the salaries to be paid to our executive officers, Ronald R. Shenkin and John Kurz. Such administrative and operating expenses will also include the fees paid by us to the Trustee under the Indenture and Custody Agreement.

The table presented below presents our estimated use of offering proceeds and assumes that we complete this offering in its entirety and in certain percentage amounts (10%, 25% and 75%). The table does not assume any revenue from our lending operations. We have and do experience revenue from our lending operations as reflected in the Prospectus section captioned “SUMMARY” and in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”. The proceeds amounts utilized in the table presented below have been rounded to the nearest $1,000. The period of utilization is estimated at 16 months.

Offering completed in indicated amounts:

	10%		25%		75%		100%
Amount of gross proceeds received:
secured notes	$1,000,000	83.3%	$2,500,000	83.3%	$7,500,000	83.3%	$10,000,000	83.3%
common stock	200,000	16.7	500,000	16.7	1,500,000	16.7	2,000,000	16.7

	$1,200,000	100.0%	$3,000,000	100.0%	$9,000,000	100.0%	$12.000,000	100.0%

Proceeds utilization:		Percent of Utilization		Percent of Utilization		Percent of Utilization		Percent of Utilization
Proceeds Utilization:
Loan origination and loan funding	$1,099,250	91.6%	$2,748,270	91.6%	$8,470,003	94.1%	$9,341,754	77.9%
Reduction of Current Debt(1)	—	—	—	—	—	—	2,000,000	16.6
Administrative and Operating Expenses(1)

Proceeds utilization:		Percent of Utilization		Percent of Utilization		Percent of Utilization		Percent of Utilization
• Officer and Employee Compensation	49,800	4.2	173,730	5.8	416,997	4.6	524,496	4.4
• Other(2)	50,950	4.2	78,000	2.6	113,000	1.3	133,750	1.1

	$1,200,000	100.0%	$3,000,000	100.0%	$9,000,000	100.0%	$12,000,000	100.0%

(1)	At September 30, 2002, we reflected notes payable to related and non-related parties of $1,980,277. All of the proceeds resulting from these borrowings, including those received by us in the past 12 months, have been primarily utilized to fund loans. If we sell the maximum $10 million principal amount of our secured notes, we will pay off such promissory notes in order to assure that the aggregate outstanding principal amount of our secured notes taken with the aggregate principal balance of such promissory notes does not exceed an aggregate $10 million. We will do this since the rates of interest which will be payable on our secured notes will be less than the rates of interest that we are currently paying on the borrowings represented by such notes payable and in order to rely on certain exemptive provisions as set forth in the Trust Indenture Act of 1939 as is explained in the Prospectus section “SUMMARY OF THE INDENTURE AND CUSTODY AGREEMENT”.

(2)	The primary expense items included in this category are rent, telephone, legal and accounting services and custodial fees payable under the Indenture and Custody Agreement pursuant to which the secured notes will be issued.

The net proceeds from the sale of our common stock and the secured notes even if in the maximum $12,000,160 amount may not be sufficient over time to sustain our lending activities. We may be required to seek additional capital, in which event we will utilize our bank and private lines of credit (to the extent that such lines are not fully utilized and are available to us) and may seek other sources of capital (including additional credit arrangements with private credit providers and the private placement and sale of our equity and/or debt securities). We may also offer additional debt securities to the public as is explained in the Prospectus section captioned “RISK FACTORS”.

BUSINESS

Introduction

Effective February 1, 2002, we are continuing the business of our predecessor limited liability company, R & J Warehouse Lending, LLC (the “limited liability company”). The limited liability company commenced its business operations in October 1999 and until January 31, 2002, engaged in an asset based lending business.

Such asset based lending business primarily involves loans of short duration, the principal and interest obligations of which were and are secured by first and second liens on residential real estate. Our lending business has been concentrated in the southwest Florida area.

We conduct our lending business from our offices located at 1717 Second Street Suite D, Sarasota, Florida 34236. Presently, we have two full time executive officers and two full time administrative employees.

In our lending activities we engage in interim lending transactions, transactions which we categorized as warehouse loans, and transactions whereby we purchase second mortgages. To a limited extent, the limited liability company engaged through a subsidiary entity known as Asset Management Ventures, LLC, in the purchase of non-performing, unsecured consumer debt. The limited liability company was a passive participant in this latter activity. The interest in Asset

Management Ventures, LLC was sold during March 2002. In such transaction we received $25,000 in cash and a $40,000 promissory note secured by certain second mortgages.

Lending Activities

Primary Lending Activities—Interim Loans. The primary lending activities in which we engage involve the origination of first lien mortgages, the proceeds of which are utilized to purchase and renovate 1 to 4 family residential dwellings with a view by the mortgagee—owner of the property to resell the property upon the completion of the renovation. This lending activity has been substantially dependent upon our relationship with HomeVestors and the franchisees of HomeVestors. Through a franchise network, HomeVestors and its franchisees engage in the business of providing assistance to property purchasers who purchase residential properties requiring renovation and rehabilitation. We have and will fund loans the proceeds of which are used for such purposes. The property purchaser-owner usually acquires the property and immediately conducts the rehabilitation and renovation activity. These loans have been and will be of short term generally having a term to maturity of less than six months.

At September 30, 2002, we had loans of this type in the amount of $1,641,076 in our portfolio of loans constituting 65% of such portfolio. Such amount includes loans made as a result of HomeVestor franchise referrals.

Our relationship with HomeVestors and the HomeVestors franchisees is not based upon any written contract and is only a business relationship and arrangement which could be terminated by us or any HomeVestor franchisee at any time. Currently, HomeVestors has approximately 100 individual franchisees operating in several states. At September 30, 2002, loans in the amount of $842,530 were contained in our portfolio resulted from referrals made by HomeVestor franchisees and constituted 32% of the entire principal amount of our loan portfolio on such date. We expect our relationship with HomeVestors and its franchisees to continue and the possibility exists that HomeVestor franchisees may assist us in originating 50% to 75% of our loans in the near future time. We intend to diversify our referral base, however, and our present policy is to not rely on any single source of loan referrals for 50% or more of loans originated. There are no related party relationships between our officers and directors or any of the officers or directors of HomeVestors. Such is also the case with respect to any HomeVestor franchisee.

In such primary lending activity, we have and will engage in an active loan underwriting process and will not make a loan until a satisfactory review of the borrowers’ financial history and credit capacity have been completed. Also, we must be able to obtain a first lien position with respect to the real estate collateral securing the loan and generally we will not loan an amount in excess of 70% of the projected value of the collateral property as such is anticipated to exist at the conclusion of the rehabilitation and renovation process. In determining such values, we rely on appraisals, tax roll information, actual inspection of the collateral property, comparable property information or any combination of such information sources. We also require that the loans be consummated, either by a title company, an attorney or other financial institution, utilizing appropriate and required closing procedures. In making such loans we also verify that sufficient casualty insurance is in place and that we are named as the primary insured. We also obtain title insurance with respect to the collateral property. The cost attendant to such processes are passed through to the borrower.

Interest rates on these types of loans generally range between 14% and 16% per annum and involve a disbursement charge or 1 or 2 points (charged against the amount loaned) at the time of loan closing.

While the loan amount will generally not exceed 70% of the anticipated value of the collateral property upon completion of the rehabilitation and renovation process, the loan amount may constitute 100% of the initial acquisition price of the collateral property.

Warehouse Loans. Residential home sale-purchase transactions are usually financed by conventional real estate mortgages obtained from banks and other mortgage lenders. Under these conventional arrangements, the property purchaser will arrange for a real estate mortgage loan with a bank or other mortgage lender and, upon consummation of the sale-purchase transaction, the property purchaser will utilize the proceeds of such mortgage loan, together with his own funds, to pay the entire property purchase price obligation. At that time, title to the subject property will pass from the property seller to the purchaser and the property seller will have no further interest in or rights to the subject property.

In some instances, however, the property purchaser may not be able to obtain a real estate mortgage loan from a bank or other traditional lender in an amount sufficient to permit the purchase of the property. This may occur for various reasons, including the credit history of the property purchaser and the determined market value of the real estate property being acquired. Under these circumstances, a property seller may agree to enter into a seller financing arrangement with the property purchaser. The seller financing arrangements usually are constituted by a seller-held purchase money mortgage on the property being sold which is held by the property seller and which is in an amount sufficient to permit the property purchaser to assemble the entire purchase price (with his own funds and the principal amounts of the first and seller-held purchase money mortgages). In this financing method, title to the property being sold actually passes from the property seller to the purchaser subject to the liens of the first and seller-held purchase money mortgages. The seller-held purchase money mortgage may involve a variety of terms but usually has a term to maturity of 12 months or less and may be characterized by monthly payments of interest only with a lump sum principal payment being due at the conclusion of the seller-held purchase money mortgage term. Another procedure that is utilized is a contract for deed. Under this arrangement, the property seller and purchaser enter into an agreement whereby the seller agrees to sell and the purchaser agrees to buy the subject property at a specified price. Installment payments are made with respect to the purchase price obligation by the purchaser to the seller. The difference between the seller-held purchase money mortgage and the contract for deed is that title to the subject property does not pass until the contractual obligation of the property purchaser has been fulfilled. Under the contract for deed procedures, the contract term is also usually of short duration, 12 or less months, and the periodic payments may be interest only or may be principal and interest. During the contract for deed period, the property purchaser usually endeavors to obtain conventional financing in order to discharge the contractual obligation. At the time that the contractual obligation is fulfilled, legal title to the property will pass from the seller to the purchaser. During the contract for deed period, the property purchaser has only an equitable interest in such legal title.

In both the seller-held purchase money mortgage and contract for deed transactions, the property seller is extending credit to the property purchaser. After entering into such arrangements, the property seller who holds the purchase money mortgage, which is usually a second mortgage, or who has entered into a contract for deed arrangement, may desire to sell such instruments in order to convert such obligations to cash. In our lending activities, we act as a source of liquid funds to the property seller who is holding a purchase money mortgage or has sold a residential property pursuant to a contract for deed transaction and we will make loans secured by collateral constituted by the seller-held purchase money mortgage or the contract for deed generally at an annual interest rate of 14% and a loan term not to exceed 12 months. We will also charge two points to the property seller on the loan amount. We utilize the term “warehouse loans” to describe this type of lending and in making warehouse loans, we engage in similar underwriting activities to those described under Primary Lending Activities—Interim Loans above.

At September 30, 2002 our portfolio of loans contained $695,564 of loans of this type constituting 27% of such portfolio.

Seller Held Purchase Money Mortgage Purchases. The third principal element of our past and present lending activity involves our purchase of seller-held purchase money mortgages from loan originators. Such seller-held purchase money mortgages have usually been created in connection with a residential property home sale, and typically involve a residential property acquisition transaction whereby the cash down payment equals 3% to 5% of the purchase price with the property seller holding a seller-held purchase money mortgage, the principal amount of which may constitute as much as 10% of the property purchase price, depending on the first mortgage utilized in the transaction. These seller-held purchase money mortgages are subordinate in right of payment to the first mortgage utilized in the acquisition transaction and constitute a second lien on the collateral residential property.

We will purchase these seller-held purchase money mortgage loans at a substantial discount averaging 40% of the seller-held purchase money mortgage principal amount. The seller-held purchase money mortgage seller is also required to effect the repurchase of such seller-held purchase money mortgage in the event of default by the obligor, usually within 120 days of our acquisition of the seller-held purchase money mortgage loan. In such purchase transactions, the loan (first and seller-held purchase money mortgages) to value ratios may equal or exceed 100% of the collateral property value.

At September 30, 2002, $201,426 of loans of this type were contained in our portfolio constituting 8% of our portfolio loans.

Miscellaneous Lending Activities. We will also participate in the origination, purchase or partial purchase of commercial real estate loans. While this activity has been limited, we anticipate expanding our lending activities into the commercial property area. This activity involves the same loan criteria and loan closing procedures as described under “Primary Lending Activities—Interim Loans” above with the additional criteria that the collateral commercial property must be located in the State of Florida. Our loan to value ratios in these transactions have been and are anticipated to be 70% and our maximum loan amount has been and will be $250,000.

At September 30, 2002, our loan portfolio did not contain any commercial loans.

From time to time we will also originate a residential first mortgage loan transaction in which we will utilize the same underwriting processes and criteria described above in “Primary Lending Activities—Interim Loans”.

The only loans which are amortizing (scheduled payments of principal and interest) are the seller-held purchase money mortgage loans which we purchase. All loans which we originate are interest only with a single payment of principal at the conclusion of the loan. We do not view amortization of principal by scheduled periodic payments during a loan term as necessary because of the short term nature of such loans originated by us.

Limited Liability Company Activities

During the calendar quarter ended September 30, 2002 we became a member of two limited liability companies and contributed an aggregate $113,044 to the capital of such limited liability companies.

The other member of one of the limited liability companies is Tager Properties and Sharp Properties is the other member of the second limited liability company. Tager Properties and Sharp Properties are significant sources of loan referrals in our lending business. Tager Properties and Sharp Properties both engage in residential home renovation and the capital that we have contributed to these limited liability companies will be utilized for such purpose. The managing members of the two limited liability companies are Tager Properties and Sharp Properties, although the unanimous consent of all of the members of each such limited liability company is required in order for action to be taken with respect to any matter.

We anticipate deriving profit as a result of the renovation and resale of residential dwellings by the limited liability companies. Under the limited liability company documents, we are entitled to receive the greater of a 12% annual return on our contributed capital or 50% of the profits earned on an annual basis by each company, if any.

We view this activity as experimental and cannot predict whether the scale of such activity will be increased during the future time. We do not intend to enter into any additional, similar arrangements until such time as we have indications from these present limited liability company activities.

Loan Portfolio Composition and Characteristics at September 30, 2002

Methods Used to Measure Portfolio Performance. Our loan portfolio from time to time may consist of numerous loans with varying interest and payment characteristics and terms. In evaluating the performance of our loan portfolio, we use methods which are generally utilized by the mortgage-backed securities industry. Such methods utilized most frequently are “weighted average coupon”, “weighted average maturity” and “weighted average portfolio yield.” “Weighted average coupon” is the weighted average of gross interest rate of the mortgages underlying a mortgage pool as of the pool issue date with the balance of each mortgage used as the weighing factor. The “weighted average maturity” of a pool of mortgages containing varying terms is the weighted average of the remaining terms to maturity of the mortgages underlying the collateral pool at the date of their issue using as the weighing factor the balance of each of the mortgages as of the issue date thereof. The “weighted average portfolio yield” is the weighted average of the yield of all mortgages contained in our portfolio and is similar to an internal rate of return used in real estate valuations. The weighted average portfolio yield takes into account timing of cash flows, as well as mortgage cost basis. We believe that this is significant to our lending business because of the heavily discounted costs of our seller-held purchase money mortgage portfolio and the effect of such discount on the yield from such loans. The terms “weighted average coupon”, “weighted average maturity” and “weighted average portfolio yield” are sometimes referred to as WAC, WAY and WAM, respectively.

At September 30, 2002, the aggregate balance of our loan portfolio was $2,538,366 (which includes $54,350 of undisbursed loan funds). Of such aggregate balance, $2,156,816 had terms to maturity of 12 months or less, $288,184 of such balance had terms to maturity varying from 12 to 60 months and $93,366 of such aggregate amounts represented loans having terms to maturity of 60 months or more.

The loans which we described under the foregoing section captioned Primary lending Activities—Interim Loans had at September 30, 2002 a WAM of two months. Loans categorized by us as Warehouse Loans had at September 30, 2002, a WAM of eight months and loans classified by us as second mortgage purchases had a WAM of 173 months resulting in an overall portfolio WAM at September 30, 2002 of 30 months.

With respect to interest rates on our portfolio loans, the applicable WAC and WAY rates for our several categories of loans at September 30, 2002 are as follows:

	WAC at Sep- tember 30, 2002	WAY at Sep- tember 30, 2002
Loans constituting our primary lending activity—interim loans	16.41%	16.46%
Loans characterized as warehouse loans	13.40	13.29
Loans resulting from second mortgage
Purchases	10.59	26.31
Entire loan portfolio	14.27	15.83

Non-Performing Loans and Loan Losses. At September 30, 2002 we had no losses with respect to interim loans and all of such loans were performing.

With respect to loans of the type described under Primary Lending Activities above, we have not experienced any losses during the period October 1, 2001 to September 30, 2002. With respect to these types of loans, we do not establish any loss provisions primarily because of the 65% average loan to value ratios which we follow in our underwriting processes with respect to these loans. Even if such loans default, we believe we will be able to recover the loan amount then unpaid and related costs (foreclosure, etc.) through the sale of the collateral property. This is also the case with loans categorized as warehouse loans.

With respect to loans categorized as second mortgage purchases as described above, we have established loss reserves of $14,567 at September 30, 2002. Since the commencement of our lending business (by our predecessor limited liability company) 23 loans of this type have defaulted, representing a defaulted principal amount of $146,716. Our cost basis with respect to such defaulted loans is $64,447. We have written off such cost basis amount. Approximately 80% of such defaulted loans were repurchased by the seller or were replaced with performing loans which had been originated by the seller under the loan purchase arrangements which exist between us and the sellers of such loans. Such purchase arrangements provide that the defaulted loan either be cured or repurchased by the loan seller or replaced with a performing loan in like principal amount typically within 120 days of loan purchase.

Concentration of Loan Sourcing. At September 30, 2002, our loan portfolio having an aggregate balance of $2,538,366 (including undisbursed loan funds of $54,350) was characterized by the concentration of loans made by us as a result of referrals from the sources indicated below:

	Aggregate Loan Amount at Sept. 30, 2002	Percentage of Total Loan Portfolio
Loans originated as a result of Home—Vestor franchisee referrals	$842,350	32%

Tager Properties	537,000	21

Ist Home Florida of Pasco, Inc.	345,000	13

Sharp Properties	205,120	8

	$1,929,650	74%

Such $2,538,366 balance amount after adjustment for undisbursed loan funds of $54,350 is the amount of our loan balance reflected our statement of financial condition at September 30, 2002 included elsewhere in this prospectus, which is $2,484,016.

Loan Collateral Value. All of our loans contained in our loan portfolio at September 30, 2002 are secured by first or second liens encumbering collateral real estate properties. We value a collateral property based upon, where possible, current appraisals rendered by expert appraisers or, if such appraisals are not available, by various data reflecting the market value of the proposed collateral property. We will also use property tax roll information and conduct physical inspections of the proposed collateral property and, where possible, obtain comparable property sales information. We also use a combination of such information sources. The collateral values securing the several types of loans constituting our portfolio at September 30, 2002 is indicated below:

Collateral Value at Time of Loan Origination
Loans of the type described in Primary Lending Activities	$2,525,193

Warehouse loans	927,418

Loans described under Second Mortgage Purchases above	482,920

Total Collateral Value	$3,935,531

Marketing

In the southwest Florida area, which is our market area, we offer short term loans and loan purchase arrangements in order to facilitate and provide liquidity primarily to participants in residential real estate sale-purchase transactions. In our lending activities, we originate loans, the proceeds of which are utilized to fund sale-purchase transactions and residential real property improvement and rehabilitation . We also purchase short term loans originated by others usually real estate property sellers. We are not a long-term lender. We believe our lending services appeal to borrowers and private loan originators who for whatever reasons do not always utilize traditional sources of real estate financing.

Since we commenced our lending activities, the loan demand which we have experienced has exceeded our available source of funds. If we experience average monthly public offering receipts resulting from the sale of our common stock and secured notes of $250,000, we anticipate meeting such loan demand. Increased lending capacity, however, may require that we engage in marketing activities relating to our loan services. While we will continue to rely on our relationship with HomeVestors and the HomeVestor franchisees, as well as our other significant sources of business referrals, we may also engage in activity involving the following:

•	Direct Contact. We may make direct contact with loan originators who may be a source of loans which we may wish to originate or purchase in connection with the lending activities described above.

•	Advertising. We may engage in limited advertising which will probably be concentrated in the southwest Florida area. In this activity we will use “announcement” type advertisements intended to make potential borrowers aware of our services and lending capability.

•	Development of Referral Sources. We presently receive referrals of potential loan customers from banks, attorneys, accountants and other persons. In the future development of our lending business, we may attempt to enlarge such referral network by making potential sources of loan referral customers aware of our lending capability and the services that we offer.

•	Existing Borrower Base. We presently receive referrals of new potential borrowers from our existing borrowers. Also our borrowers may engage in more than one loan transaction with us over time.

We have been advised by counsel that advertising can only be conducted on an after the time that we are a licensed mortgage lender as explained in Regulation below.

Loan Portfolio Administration

As of September 30, 2002, our portfolio of loans contained 133 loans of the several types described above. In connection with our portfolio of loans, we are required to have the continuing capability of administering and monitoring the loans in the portfolio as to:

•	Current status of scheduled loan payments of principal and interest by the borrower;

•	Payoff status of each portfolio loan;

•	Status of loan collateral; and

•	Appropriate action as to loans contained in the portfolio which become in default initially or on an on-going basis.

We believe that we have an effective infrastructure in place permitting us to engage in such loan portfolio administration and presently have relationships with service providers such as attorneys who can assist us when necessary in such matters as loan closings, foreclosure, institution and conduct of judicial proceedings relating to loans and loan collateral and other matters that may arise as a result of the loans contained in our portfolio.

Regulation

We conduct our lending activities within a comprehensive regulatory framework.

The State of Florida has various statutes and regulations promulgated thereunder which relate to rates of interest which may be charged in various types of loan transactions. Such statutes are intended to protect the public by prohibiting usurious rates of interest. Additionally, Florida statutes and regulations promulgated thereunder prohibit certain practices when debt collection processes are necessary in order to attempt to collect the obligation represented by a defaulted loan.

From the standpoint of Federal law, we must comply with various statutes, including the Truth in Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act.

The Truth in Lending Act is intended to assure that borrowers are fully informed as to the actual costs of a loan prior to or at the consummation of the loan transaction. Disclosed costs must relate to the actual effective loan interest rate, matters such as points charged with respect to the loan, the amount of loan closing costs to be paid by the borrower and similar matters.

The Fair Credit Reporting Act is intended to protect consumers from unfair credit reporting practices and also governs the conduct of credit reporting agencies. This statute permits access by consumers to credit information affecting or possibly affecting their credit status and provides procedures pursuant to which consumers may challenge any adverse information contained in a credit report dealing with such consumer’s credit worthiness. As a general policy, we do not engage in any credit reporting activities with respect to our borrowers.

The Real Estate Settlement Procedures Act is intended to eliminate excessive costs and fees incidental to real estate sales settlement practices and procedures and to require disclosure of any relationships and affiliations between providers of settlement services and sales persons to buyers and sellers of real estate properties. The Real Estate Settlement Procedures Act is administered by HUD, an agency of the Federal government. HUD has from time to time adopted rules and regulations which contain prohibitions relative to associations between various types of participants in the real estate settlement processes, including, without limitation, title insurance agents, real estate brokers and sales persons, providers of mortgage financing and other participants. HUD is vested with broad and expansive regulatory powers in order to initiate and conduct enforcement actions to preclude and prevent prohibited practice in the real estate and related industries.

In its efforts to preclude excessive costs in real estate transactions, HUD, in its administration of the Real Estate Settlement Procedures Act, prohibits the payment or receipt of any “fee, kickback or thing of value” or any other consideration under any oral or written agreement or understanding that title insurance business attendant to a real estate sale-purchase transaction consummation will be referred to any particular person. Also prohibited is the giving or accepting of any portion or percentage of any charge made or received for the rendering of real estate settlement services other than for services actually performed.

We routinely utilize title companies and law firms to represent us in connection with our loan closings. We believe that we have been and are in compliance with all applicable regulations affecting our lending business. We further believe that continued compliance with such regulations will not be difficult for us.

Mortgage lending activity in Florida can be subject to regulation by an agency of Florida state government, the Department of Banking and Finance, pursuant to Chapter 494, Florida Statutes, as amended. Such statute may, depending on how such lending activity is conducted, require a person or business entity engaged in mortgage lending in Florida to obtain a license and to become subject to department regulations. Since the inception of our lending activities and to the current time, we have not held ourselves out to the public as a mortgage lender and have been advised that, as a result, we are exempt from the licensing requirements of the referenced chapter since we engage in the making of mortgages and the purchase of same for our own account and using our own funds.

In that regard, Chapter 494.006, Florida Statutes, provides with respect to such exemption:

(1)	None of the following persons are subject to the requirements of ss 494.006 - 494.1077 [the licensing requirement] in order to act as a mortgage lender...:

(i)	Any person making or acquiring a mortgage loan with her or her own funds for his or her own investment, and who does not hold himself or herself out to the public, in any manner, as being in the mortgage lending business.

(j)	Any person selling a mortgage that was made or purchased with that person’s funds for his or her investment, and who does not hold himself or herself out to the public, in any manner, as being in the mortgage lending business.

We have received an opinion from our legal counsel, William T. Kirtley, P.A., Sarasota, Florida, relating to the availability of such exemption. In summary, such opinion provides that we may and have reasonably relied on such exemption during the past and as of a current and future time if we continue to conduct our lending business as conducted in the past and as now conducted. Such opinion indicates, however, that if we utilize advertising which is generally disseminated to the public in the marketing of our lending services, reliance on such exemption will no longer be reasonable and such advertising may only be utilized if we hold a Florida mortgage lender’s license. See “RISK FACTORS”, pages 13 and 14.

        While the manner in which we conduct our lending business, as described above, is the basis of our belief that procurement of a license is not presently necessary, we have filed an application with the Department of Banking and Finance, State of Florida, in order to procure a mortgage lending license. The application process involves the accomplishment of certain testing procedures by our principals, finger printing and the posting of a bond. We must also demonstrate to the Department that we have a net worth of $250,000. All testing requirements have been successfully completed, as have the finger printing processes and the procurement and providing of a bond. It is our understanding that the Department is requesting that we demonstrate the net worth compliance requirement by an audited balance sheet which is within 12 months of the filing. We are in the process of accomplishing this. Upon license procurement, which is expected during the early part of 2003, we will be subject to the on-going regulation of the Department. Such regulation is intended primarily to protect borrowers and to prevent fraudulent lending practices relating to

•	manner of advertising of available loans and loan services

•	consumer complaints as to lending practices

•	record keeping

•	disclosure of loan terms to potential borrowers

•	an initial and continuing net worth requirement of $250,000 as demonstrated by audited financial statements

•	procedures relating to the carrying out of regulation by the Department.

We do not anticipate any operational or other difficulties in complying with such Department regulations.

Competition

While we believe that our lending business constitutes in many respects a “niche” activity (an area not being well served by other lenders), we have and will continue to encounter meaningful competition.

We may compete with traditional sources of mortgage loans, such as banks and other credit providing entities, as well as companies which have been organized and conduct a lending business the same or similar to ours. Also, borrowers seeking mortgage loans may make arrangements with private sources of credit and these sources may be considered as competition.

We believe that the basis of such competition is our ability to rapidly evaluate the loan application, the appropriateness for acquisition of any loan portfolios presented to us, the competitiveness of the loan and other terms which we may offer to our loan applicants and the efficiency with which we can bring a loan transaction or loan acquisition transaction to completion.

It is most likely that many of the sources of competition which we have and will continue to encounter have managerial and capital resources substantially in excess of those available to us, even if we complete this Common stock and Secured Note offering in its entirety.

We do not believe that there are any significant barriers with respect to the ease of entry to a lending business such as we conduct. The primary criteria to conduct a lending business the same or similar to that conducted by us is access to sufficient capital with which to fund loans and managerial capability vested with sufficient operational knowledge and experience with respect to a lending business. Regulatory considerations do not, in our opinion, constitute a significant entry barrier.

MANAGEMENT

Our Directors and Officers

We conduct our business under the direction of our Board of Directors, which presently consists of two members, Ronald R. Shenkin and John Kurz. Messrs. Shenkin and Kurz also serve as our executive officers. Our executive officers carry out our day-to-day operations. The table presented below sets forth certain information concerning Messrs. Shenkin and Kurz.

Name/Age	Current Director Term Expires	Positions Held
Ronald R. Shenkin, age 56	May, 2003	Director, Chairman of the Board of Directors, President and Chief Executive Officer, Treasurer and Chief Financial Officer

John Kurz, age 46	May, 2003	Director, Executive Vice President and Secretary

There are no existing arrangements between any of the above-named directors or officers which have resulted or will result in the selection or election of any of the above-named persons to the position of director or as an officer. There are no arrangements or agreements existing between Messrs. Shenkin and Kurz with respect to the manner in which they will vote the shares of our common stock owned of record and beneficially by them. Messrs. Shenkin and Kurz each own 370,400 shares of our common stock. Messrs. Shenkin and Kurz will serve as the members of our Board of Directors until the next annual meeting of our shareholders which is expected to be convened in May 2003 or until such time as their successors are elected and qualified.

The principal occupations of Messrs. Shenkin and Kurz are as follows:

Ronald R. Shenkin resides in Nokomis, Florida. During the period of time that we operated as a limited liability company, Mr. Shenkin was a principal shareholder, director and officer of R & J One of Sarasota, Inc., a Florida corporation, which acted as the Managing Member of our predecessor limited liability company. Mr. Shenkin served in that capacity from the inception of the limited liability company, October 1999, to January 31, 2002, the time immediately preceding our reorganization as a Florida corporation. For more than the past five years, Mr. Shenkin, in addition to his service to our predecessor limited liability company and to us, has engaged in a financial consulting business under the assumed business name of Financial Solutions of Sarasota. Such areas of consulting conducted by Mr. Shenkin involve real estate financing, debt restructuring and loan arrangements. For more than five years Mr. Shenkin has also engaged in real estate development activities in the greater Sarasota, Florida area involving residential and commercial real estate.

John Kurz resides in Sarasota, Florida. During the period of time that we operated as a limited liability company, Mr. Kurz was a principal shareholder, director and officer of R & J One of Sarasota, Inc., a Florida corporation, which acted as the Managing Member of our predecessor limited liability company. Mr. Kurz served in that capacity from the inception of the limited liability company, October 1999, to January 31, 2002, the time immediately preceding our reorganization as a Florida corporation. During the period 1991 to 1998 Mr. Kurz engaged in a mortgage lending business as a licensed mortgage broker and was the principal of Florida Mortgage Investors, Inc. Mr. Kurz has been active in the residential and commercial mortgage business for the past approximate 20 years. He began his career in 1981 originating FNMA conventional mortgages for resale in the secondary market. Subsequently, during the period 1987 to 1990, he served as Vice President of First Florida Bank, N.A., Sarasota, Florida, specializing in commercial real estate mortgages. His duties with First Florida Bank, N.A. included credit and real estate analysis, portfolio management, collections, foreclosures and the management and disposition of property acquired as a result of bank foreclosure. His experience also includes the purchase and sale of mortgage loan pools and the origination of commercial mortgage loans to residential property renovators such as the franchisees of HomeVestors.

In July 1998, Mr. Kurz obtained a personal discharge in a Chapter 7 Federal bankruptcy procedure. Such discharge was obtained by Mr. Kurz on July 28, 1998 from the Federal Bankruptcy Court sitting in Tampa, Florida, Case No. 98-13043-8BF. A proceeding under Chapter 7 of the Federal Bankruptcy Act in effect marshals all of the non-exempt assets of the bankrupt for liquidation and application to the legitimate claims of the creditors of the bankrupt. Under Florida law, and as recognized under the Federal Bankruptcy Act, certain assets are exempt from such liquidation and application. Exempt assets include the bankrupt’s homestead.

We do not compensate Messrs. Shenkin or Kurz for serving as directors. We do pay officer compensation as explained below.

Executive Compensation

Commencing February 1, 2002, and consistent with our adoption of the corporate form, Mr. Shenkin will be paid for his services in the capacity as our President and Chief Executive Officer an annual salary of $36,000 which may increase to a maximum annual salary of $106,000 over the course of our next three fiscal years depending upon the profitability of the Company’s operations and the proceeds realized from this offering of our common stock and secured notes. Mr. Shenkin is also entitled to such benefits as we may provide, including health insurance and travel expense reimbursement.

Effective February 1, 2002, we will compensate Mr. Kurz on the basis of an annual salary of $72,000, also possibly increasing over the course of our next three fiscal years to a maximum amount of $211,000. Mr. Kurz is also entitled to receive various benefits, including health insurance and travel expense reimbursement.

Messrs. Shenkin and Kurz may also be entitled to bonus compensation from time to time, depending upon our financial circumstances and their respective performances in their positions.

Messrs. Shenkin and Kurz are not employed by us pursuant to any employment agreements but we will utilize written employment agreements in the future time.

During the fiscal years of our predecessor limited liability company ended December 31, 2001 and 2000, we paid various items of compensation to Messrs. Shenkin and Kurz as indicated in the tables presented below:

Summary Compensation Tables

Table 1—Year Ended December 31, 2001

					Long Term Compensation[2]
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compen- sation($)[1]	Restricted Stock Awards($)	Securities Under- lying Options/ SARs(#)	LTIP Payouts($)	All Other Compen- sation($)
Ronald R. Shenkin, Director and Officer of Corporate Managing Member	2001			$38,607

John Kurz, Director and Officer of Corporate Managing Member	2001			54,220

[1]	The compensation received by Messrs. Shenkin and Kurz and paid by our predecessor limited liability company for the fiscal year ended December 31, 2001 was comprised of the following items:

Nature of Compensation	Ronald R. Shenkin	John Kurz
Origination Fees	$15,616	$31,230
Yield Spread Premiums	8,037	8,037
Accrued Yield Spread Premiums	1,032	1,032
Profit Distributions from Predecessor Limited Liability Company	13,922	13,921

TOTAL:	$38,607	$54,220

[2]	For the fiscal year of our predecessor limited liability company ended December 31, 2001, no items of long term compensation such as those identified in columns (f), (g) and (h) of the table were paid or accrued to Messrs. Shenkin and Kurz.

Table 2—Year Ended December 31, 2000

					Long Term Compensation[2]
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compen- sation($)[1]	Restricted Stock Awards($)	Securities Under- lying Options/ SARs(#)	LTIP Payouts($)	All Other Compen- sation($)
Ronald R. Shenkin, Director and Officer of Corporate Managing Member	2000			$13,233

John Kurz, Director and Officer of Corporate Managing Member	2000			20,019

[1]	The compensation received by Messrs. Shenkin and Kurz and paid by our predecessor limited liability company for the fiscal year ended December 31, 2000 was comprised of the following items:

Nature of Compensation	Ronald R. Shenkin	John Kurz
Origination Fees	$6,787	$13,573
Yield Spread Premiums	4,300	4,299
Accrued Year Spread Premiums	—	—
Profit Distributions from Predecessor Limited Liability Company	2,146	2,147

TOTAL:	$13,233	$20,019

[2]	For the fiscal year of our predecessor limited liability company ended December 31, 2000, no items of long term compensation such as those identified in columns (f), (g) and (h) of the table were paid or accrued to Messrs. Shenkin and Kurz.

Indemnification of Officers and Directors

The provisions of our Articles of Incorporation, as amended to date, and our Bylaws, permit us to indemnify our officers and directors and former officers and directors to the full extent permitted by law, provided that such director or officer seeking indemnification acted in good faith and in a manner which he or she reasonably believe to be in and not opposed to our best interests or with respect to any criminal act or proceeding, had reasonable cause to believe that his or her conduct was not unlawful.

Insofar as indemnification for liabilities arising under the Federal securities laws may be permitted to our directors, officers and persons controlling us pursuant to the indemnification provisions of Florida law, our Articles of Incorporation and Bylaws, we have been advised that it is the opinion of the SEC that such indemnification is contrary to public policy as expressed in the Federal securities laws, and, therefore, is unenforceable.

Transactions with Affiliates

We have been organized and exist pursuant to the provisions of the Florida Business Corporation Act which contains provisions which require the undertaking and carrying out of certain vote procedures with respect to proposed transactions with persons or entities defined as affiliates of a corporation organized under that statute. Messrs. Shenkin and Kurz are affiliates as a result of their service as our directors and officers and by reason of their holdings of our Common stock. The Florida statutes permit a corporation formed thereunder to be subject to such affiliate transaction provisions or not to be subject to such provisions. Our Articles of Incorporation, as amended to date, do not provide for statutory procedures which will be applicable to any “affiliate transaction”. Accordingly, extraordinary vote procedures relating to affiliate transactions will not be required if such are presented to us for consideration.

Also, the Florida Business Corporation Act permits corporations formed thereunder to adopt “super vote” procedures and requirements with respect to “control transactions”. Our Articles of Incorporation, as amended to date, do incorporate these provisions.

We are a “small business issuer” as defined by Regulation SB of the SEC. Item 404 of Regulation SB requires that we disclose certain transactions which involved us and any person deemed our affiliate. With respect to our predecessor limited liability company and for the years ended December 31, 2001 and 2000, we did not engage in any transactions with affiliates as described and provided for in Item 404 of Regulation SB. Such is also the case since February 1, 2002, the time that we converted to the corporate form of operation.

We are totally dependent upon the continued availability of the services of Messrs. Shenkin and Kurz in the conduct of our lending business. If the services of either Mr. Shenkin or Mr. Kurz were to become unavailable to us by reason of death, disability or some other reason, our ability to conduct our lending business on the scale then conducted could be materially threatened.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

At the present time, we have outstanding 740,800 shares of our Common stock. Such Common stock is owned of record and beneficially, 50% by Ronald R. Shenkin and 50% by John Kurz, who serve as the members of our Board of Directors and as our executive officers. Mr. Shenkin also owns of record and beneficially 22,592 shares of our first series preferred stock. The first series preferred stock is equal in voting rights to our common stock but is not convertible into our common stock.

Also we have outstanding 740,800 shares of our second series preferred stock which are held by the former equity members of our predecessor limited liability company. Such second series preferred stock is also equal in voting rights to our outstanding common stock and is convertible into a like number of shares of our common stock at the present time. Accordingly, as of the date of this Prospectus, there are outstanding 1,504,192 shares of our voting equity securities constituted by our common stock and our first and second series preferred stock.

The tables presented below reflect the beneficial ownership of our outstanding first and second series preferred stock and our common stock and identify any person (including any group of persons) who is known by us to beneficially own more than 5% of each such class of our outstanding voting securities. Table One relates to our outstanding first series preferred stock, Table Two relates to our outstanding second series preferred stock and Table Three relates to the beneficial ownership of each of our officers and directors individually and as a group.

TABLE ONE

First Series Preferred Stock

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class
First Series Preferred Stock, $.01 par value	Ronald R. Shenkin 2109 Calusa Lakes Boulevard Nokomis, FL 34275	22,592 shares Record and Beneficial	100%

	Officers and Directors as a Group(1)		100%

(1)	Comprised solely of Mr. Shenkin.

TABLE TWO

Second Series Preferred Stock

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent of Class
Second Series Preferred Stock, $.01 par value	M. Jay Lancer 1900 Ringling Blvd. Sarasota, FL 34236	74,080 shares Record and Beneficial	10%

	Neil A. Malmud 1717 Second Street Suite A Sarasota, FL 34236	185,200 shares Record and Beneficial	25

	Harold G. Munter, Trustee 4915 S. Tamiami Tr. Sarasota, FL 34231	148,600 shares Beneficial(1)	20

	Barry Silverstein 5111 Ocean Blvd. Suite C Sarasota, FL 34242	148,600 shares Record and Beneficial	20

	Phillip Wolff 1680 Fruitville Road Suite 102 Sarasota, FL 34236	111,200 shares Record and Beneficial	15

	Officers and Directors as a Group (2 persons)(2)	None	0

	Total Percentage of record and beneficial ownership of above-identified owners, including officers and Directors	667,680 shares	92

(1)	Held of record by Mr. Munter as Trustee of a family trust.

(2)	Comprised of two persons, Messrs. Shenkin and Kurz.

TABLE THREE

Common Stock—Security Ownership of Management

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent Of Class as of Date Of this Prospectus(1)	(5) Upon full conversion of Second Series Preferred Stock(2)
Common Stock, $.01 par value	Ronald R. Shenkin 2109 Calusa Lakes Boulevard Nokomis, FL 34275	392,992 shares Record and Beneficial(3)	51.5%	26.1%

	John Kurz 2822 Safe Harbor Circle Sarasota, FL 34231	370,400 shares Record and Beneficial	48.5	24.6

Common Stock, $.01 par value	Neil A. Malamud 1717 Second Street Suite A Sarasota, FL 34236	185,200 shares Record and Beneficial	—	12.3%

	Harold G. Munter, Trustee 4915 S. Tamiami Trail Sarasota, FL 34231	148,600 shares Beneficial(4)	—	9.9

	Barry Silverstein 5111 Ocean Blvd. Suite C Sarasota, FL 34242	148,600 shares Record and Beneficial	—	9.9

(1) Title of Class	(2) Name and Address of Beneficial Owner	(3) Amount and Nature of Beneficial Ownership	(4) Percent Of Class as of Date Of this Prospectus(1)	(5) Upon full conversion of Second Series Preferred Stock(2)
	Phillip Wolff 1680 Fruitville Rd. Suite 102 Sarasota, FL 34236	111,200 shares Record and Beneficial	—	7.4

	All officers and directors as a group(4)		100.0	50.7

	Total Percentage of record and beneficial ownership of above-identified owners, including officers and directors		100.0	90.2

(1)	Calculated on the basis of 763,392 shares of first series preferred and common stock being outstanding.
(2)	Calculated on the basis of 1,504,192 shares of first and second series preferred and common stock being outstanding.
(3)	Includes 22,592 shares of First Series Preferred Stock owned of record and beneficially by Mr. Shenkin.
(4)	Comprised of two persons, Messrs. Ronald R. Shenkin and John Kurz.
(5)	Held of record by Mr. Munter as Trustee of a family trust.

Table Four presented below reflects the total percentage of voting power vested in the persons or group of persons identified in Tables One, Two and Three above as is represented by the reflected record and beneficial ownership of our outstanding first and second series preferred stock and our outstanding common stock.

Title of Class	Name of Beneficial Owner	Percentage of Total Voting Power(1)
First and Second Series Preferred and Common Stock	Ronald R. Shenkin	26.1%
	John Kurz	24.6
	Neil A. Malamud	12.3
	Harold G. Munter, Trustee	9.9
	Barry Silverstein	9.9
	Phillip Wolff	7.4

Total Percentage of Voting Power		90.2%

(1)	Based on 1,504,192 voting shares outstanding.

DESCRIPTION OF OUR SECURITIES

Preferred Stock

Our Articles of Incorporation authorize us to issue a maximum of 50,000,000 shares of capital stock. Such Articles of Incorporation allocate such 50,000,000 shares into two classes. Forty million (40,000,000) shares of such 50,000,000 shares shall be Common stock having a par value of $.01 per share and 10,000,000 of such 50,000,000 shares have been designated as preferred stock which may be issuable in series. Such preferred stock also has a par value of $.01 per share.

Preferred stock may be issued solely by action of our Board of Directors and shareholder approval is not required for any such issuance. The preferred stock may be issued in various series, each such series having such rights as to dividends, conversion into other securities of the Company, liquidation preferences, voting rights and similar matters as determined by the Board of Directors, but all of the shares within a particular series must have the same characteristics. With the exception of our first series preferred stock, our Board of Directors has no present plans to authorize and issue any additional series of our preferred stock.

First Series Preferred Stock. Contemporaneous to our formation, Mr. Shenkin was issued 22,592 shares of our first series preferred stock in exchange for his cancellation of $30,000 principal amount of debt owing by us to him. Such first series preferred stock is equal in all respects to our outstanding common stock but has been afforded a liquidation preference. Such liquidation preference requires that prior to any distribution being made with respect to our outstanding common stock, Mr. Shenkin must receive liquidation distributions equal to $1 per share of first series preferred stock then owned of record and beneficially by him. Such first series preferred stock is entitled to an annual cumulative cash dividend preference of $.16 per share or an aggregate amount of $3,600 per fiscal year. The first series preferred stock is not convertible into our Common stock or any other securities which we have the authority to issue.

Second Series Preferred Stock. Also contemporaneous to our formation we continued the use of the member contributions previously made by our equity members in our predecessor limited liability company which were in the amount of $500,000. The seven holders of such member equity interest have received in exchange therefore 740,800 shares of our second series preferred stock. Our second series preferred stock is convertible into shares of our common stock on a share for share basis during the ten year period commencing February 1, 2002. The shares of our second series preferred stock are also equal in voting rights to our common stock, each share of second series preferred stock being entitled to one vote per share. Each share of our outstanding second series preferred stock is also entitled to a cumulative dividend preference which requires that for each of our fiscal years beginning with our fiscal year ending December 31, 2002 that we pay an annual cash dividend amount of $.08 per share of outstanding second series preferred stock or an aggregate annual amount of $60,000. Such cumulative dividend preference extinguishes at the time that shares of our second series preferred stock are converted into our common stock.

The holders of our outstanding first and second series preferred stock are also entitled to participate in cash dividends declared and payable with respect to our outstanding common stock, first series preferred stock and second series preferred stock as was explained in the Prospectus section captioned “CERTAIN MATTERS RELATING TO OUR COMMON STOCK—Dividend Policy, page 15.

In the event that 50% or more of the shares of outstanding second series preferred stock is converted into our common stock and upon receipt by us of the written request of such holders of our common stock issued upon such conversion, we are obligated to file a Registration Statement with respect to such shares of our common stock with the SEC. The purpose of such filing is to permit the holders of such shares issued upon conversion to sell any or all of their shares of our common stock in any existing market.

Common Stock

Each share of our common stock outstanding and to be outstanding upon the conversion of our second series preferred stock and the sale of shares to the public is entitled to one vote per share on all matters submitted to our shareholders for vote, including the election of members of our Board of Directors. We do not allow cumulative voting in the election of our directors. When cumulative voting is allowed, each holder of shares of common stock of a corporate entity is allowed to multiply the number of shares held by the holder times the number of director candidates and to cast the resulting number of votes among one or more of such candidates.

Each share of common stock which is outstanding is entitled to participate equally in any cash or stock dividends which we may declare and pay. For information concerning our current dividend policy, see the Prospectus section captioned “CERTAIN MATTERS RELATING TO OUR COMMON STOCK—Dividend Policy” on page 15.

In the event of our liquidation, dissolution or winding up, each holder of our common stock is entitled to receive ratably his or her share of the assets remaining after the payment of all of our debts and attending to any preferences which may be attributable to any outstanding series of preferred stock.

Holders of our common stock are not entitled to pre-emptive rights and such shares are not convertible into any other securities which we may issue from time to time.

The shares of our common stock held by Messrs. Shenkin and Kurz and which will be issued upon conversion of our second series preferred stock constitute Restricted Securities. This means that such shares will be required to be held for a period of at least one year from the time of the payment of the full purchase price thereof. The holding period with respect to the shares of common stock held by Messrs. Shenkin and Kurz commenced in February 2002. The purchase price to be paid upon conversion of our second series preferred stock will be deemed paid at the time that such second series preferred stock is converted if, in fact, any such second series preferred stock is converted.

Messrs. Shenkin and Kurz may be deemed control persons under Federal securities laws. As a result, additional restrictions may exist with respect to their ability to sell the shares of common stock which they own.

If we sell a sufficient number of shares of our common stock in this offering, we intend to take the necessary steps in order to permit our common stock to be traded in the over-the-counter market utilizing the quotation facilities of the OTC Bulletin Board. In order to qualify for OTC Bulletin Board, we must become a fully reporting company under the Securities Exchange Act of 1934, as amended, which we intend to do.

Also, if our common stock is publicly traded and the bid price thereof falls below $5 per share, our common stock will be classified as a “penny stock.” If such occurs and if we do not meet certain net tangible asset requirements, the penny stock rules of the SEC will require that securities broker-dealers who make a market in our common stock or who effect transactions in our common stock follow certain disclosure and customer record retention rules unless the customer is an “accredited investor” as such term is defined by the SEC. See “CERTAIN MATTERS RELATING TO OUR COMMON STOCK—Offering Price”.

The Secured Notes

The secured notes which we are offering by means of this Prospectus have been designated by our Board of Directors as our Secured Promissory Notes—First Series in authorized maximum principal amount of $10,000,000. We are offering such secured notes to the public in the following maturities and initial interest rates:

Note Maturities Available	Interest Rates Available
18 months	6.00%
36 months	7.00
60 months	8.00

We have not allocated the $10,000,000 maximum principal amount of secured notes among the several secured note maturities identified above but we reserve the right to limit the aggregate principal amount in any of the secured note maturities in order to create an appropriate balance between such secured note maturities and the anticipated performance of our portfolio of loans and to avoid undue concentration in any one secured note maturity.

As indicated earlier in this Prospectus, the interest rates available on the several maturities are intended to be 2% above those interest rates available from certificates of deposit or insured deposit accounts issued by banks operating on the southwest coast of Florida. Such bank rates are subject to change and we accordingly reserve the right to adjust the interest rates indicated above upward or downward in order to reflect changes in such bank rates during the course of the secured note offering. When this happens, we will provide a supplement to this Prospectus indicating what rates are then available on the several maturities of the secured notes. Secured note interest rate modification will occur only on a prospective basis. We have established a minimum secured note subscription requirement of $10,000. In order to facilitate the secured note offering, we reserve the right to waive the minimum secured note subscription requirement and to establish a maximum secured note subscription amount.

Interest on our secured notes will be calculated from the date of subscription acceptance by us and will be based on a 365 day year. Secured note investors may elect to have the principal and interest of their secured notes paid in one of two ways as summarized below:

•	Secured note interest payable monthly, quarterly or annually with principal being paid at secured note maturity;

•	Secured note interest and principal payable in one payment made at secured note maturity.

Our secured notes will be issued under the provisions of the Indenture and a Custody Agreement described below.

Pursuant to the provisions of such Indenture and Custody Agreement, we are required to deliver all loan documents relating to loans constituting our portfolio of loans to the Indenture

Trustee. The Trustee under the terms of the Indenture and Custody Agreement will establish and maintain a lien encumbering all loans which are covered by such delivered loan documents under the Uniform Commercial Code, as such Code has been enacted in Florida. Such lien will be created and maintained by the Trustee for the collective benefit of the secured note holders until such time as the principal and interest obligation of the secured notes is fully paid by us. Such lien may only be discharged upon the full payment of a loan governed by delivered loan documents or as indicated, full payment of the principal and interest obligation represented by outstanding secured notes.

Our secured notes may be prepaid by us upon the request and/or consent of a secured note holder and depending upon whether we have available funds. We may also prepay all or part of our outstanding secured notes in the event that the face amount of our loans contained in our entire loan portfolio constitutes less than 75% of the aggregate amount of our portfolio loans and our cash equivalents. Cash or cash equivalents means our unrestricted cash held by us from time to time, insured deposit accounts or debt securities issued by the United States or any agency thereof which are convertible into cash within a 30 consecutive day period.

We have registered the secured notes under the Federal securities laws with the SEC and in Florida. Accordingly, purchasers of our secured notes will be able to resell same without restriction, at least within the State of Florida, subject to the ability to find a willing, qualified buyer.

SUMMARY OF THE INDENTURE AND CUSTODY AGREEMENT

The secured notes are being issued pursuant to the provisions of an Indenture and Custody Agreement which we have entered into with Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. will act as the Trustee under the Indenture and Custody Agreement. The principal features of the Indenture and Custody Agreement are as follows:

•	We are required to deliver all loan documents relating to loans constituting our portfolio of loans to the Trustee within five business days of loan consummation or with respect to existing loans, within five business days of the effective date of the Indenture and Custody Agreement (April 1, 2002) or the date of this Prospectus, whichever is later. The Trustee will hold such loan documents and will only release same in the event that the subject loan is paid off or otherwise satisfied.

•	The Indenture and Custody Agreement creates a lien on the loans represented by the loan documents delivered by us to the Trustee and such lien will be perfected by a filing to be made by the Trustee in its representative capacity for all secured note holders under the Uniform Commercial Code as such has been enacted in Florida.

•	The Trustee is obligated to receive certain reports and certificates from us to assure that we are in compliance with the terms of the Indenture and Custody Agreement and the terms of issuance of the secured notes.

•	We are required to maintain a ratio between the face amount of the loans contained in our portfolio of loans from time to time, together with our cash and cash equivalents, which is equal at all times to 100% of the outstanding principal amount of our secured notes. We are required to provide quarterly certificates relative to the maintenance of such ratio to the Trustee. Cash equivalents are defined in the Indenture and Custody Agreement and explained above.

•	If at any time such ratio falls below 100%, we are to deposit with the Trustee additional loan documents representing a face amount of loans sufficient to restore such ratio to 100%.

•	We are in default under the Indenture and Custody Agreement and the terms of issuance of the secured notes when:

-	We default in the payment of interest on any secured note at the applicable rate when such interest is due and such default continues for a period of 30 continuous days.

-	We default in the payment of the principal of any of our secured notes when such principal is due and payable and such default continues for a period of 30 continuous days.

-	We become subject to any voluntary or involuntary proceeding under the Federal Bankruptcy Act or any state statute which relates to credit relief and/or our liquidation and we are unable to cause such proceeding to be dismissed for a period of 60 or more days.

-	We fail to perform any of the covenants set forth in the Indenture and Custody Agreement and such failure continues for a period of ten consecutive days. These covenants relate to a failure on our part to deposit loan documents with the Trustee, our failure to maintain on a continuous basis our corporate existence, our failure to deliver any certificate when required to be delivered relating to the ratios described above and our failure to provide to the Trustee copies of reports which we file with the SEC.

•

If we default and do not timely cure such default, the Trustee or any secured note holder or group of secured note holders may, but are not required to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal or interest of the secured notes and enforce the performance by us of any provisions relating to the secured notes or the Indenture and Custody Agreement. Jurisdiction and venue for such action lies in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida. Such action may include action undertaken to accomplish the liquidation and utilization of the loans contained in our portfolio and which are the subject of the lien earlier described. The Trustee may, as its sole pursuit of any remedy relating to a continuing event of default, file an interpleader action naming us and the secured note holders as parties and in connection with such action, deliver the note documents to the possession of the Court.

•	In all instances, action taken by the Trustee in the event of continuing default by us will be taken for the benefit of all of the holders of the secured notes then outstanding and any money realized by the Trustee in connection with remedial action taken by it will be utilized first to pay to the Trustee all amounts due it by reason of costs advanced by it in taking such remedial action, as well as unpaid compensation due to the Trustee. We are obligated to pay all compensation due to the Trustee under the Indenture and Custody Agreement. Thereafter, monies remaining will be paid to the secured note holders until such time as the entire principal and interest obligation of the secured notes then unpaid is paid. If available monies are insufficient to pay off the entire obligation then represented by the outstanding secured notes, such monies shall be applied ratably to the holders of the secured notes. Any monies then remaining will be delivered to us.

The terms of the Indenture and Custody Agreement do not preclude a secured note holder initiating action on his or her behalf in the event that we commit default and such default is continuing. Individual action initiated by a secured note holder in the event of default, however, most have to be initiated in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida. Any such legal proceedings initiated will most likely result in out-of-pocket expenses to the secured note holder in the form of legal fees and court costs. Also, it is possible that the court in any legal proceedings that a secured note holder may initiate will impose circumstances similar to a “constructive trust” with respect to such legal action which would mean that all holders of secured notes which are then in default and which holders are similarly situated to the holder initiating such action will be deemed by the court to be participants in the legal action that is individually initiated, thereby converting the initiated legal action into a class, group or representative action.

A copy of the Indenture and Custody Agreement has been filed with the SEC in Washington, D.C. as an Exhibit to the Registration Statement of which this Prospectus is a part. Upon request to us, any interested investor may receive a copy of the Indenture and Custody Agreement.

You should be aware that the Indenture and Custody Agreement is not a trust indenture qualified under the Trust Indenture Act of 1939. A qualified trust indenture is often required for public offerings of debt securities in principal amounts of more than $10 million. A non-qualified trust indenture may also be required in public offerings of debt securities in principal amounts less than $10 million. The terms “qualified” and “non-qualified” relate to mandatory provisions of a trust indenture instrument and the requirement of independence of the indenture trustee in relation to the company offering the debt securities. The presence of a qualified trust indenture and independent indenture trustee is generally intended to provide for the collective representation of the debt security investors through the monitoring activities of the indenture trustee as to:

•	The authentication and issuance of the debt securities;

•	The monitoring of events of default and the taking of remedial action by the trustee for the collective benefit of the investors;

•	The maintenance of collateral which may secure the debt security obligations; and

•	Other matters relating to the terms of the debt security issuance intended to protect investors initially and on a continuous basis.

While we believe that the Indenture and Custody Agreement contains some of the same terms and provisions of a qualified trust indenture, you may not have all of the protective aspects of a trust indenture and an independent indenture trustee and may be required to act individually on your own behalf if we fail to make a required principal or interest payment on your secured note.

We have relied on an exemption contained in the Trust Indenture Act which permits us to omit certain provisions which would otherwise be required by the Act. These exemptive provisions are contained in section 304(a)(9) of the Act and permit the utilization of a non-qualified indenture if the aggregate amount of debt securities of an issuer issued under such indenture do not in any 36 month period exceed $10 million in aggregate principal amount. Such $10 million principal amount includes the principal amount of other outstanding debt securities of the issuer which are not issued under the auspices of the indenture.

As a result, the aggregate principal amount of our secured notes to be outstanding and our other indebtedness constituted by outstanding notes payable will not exceed during such 36 month period the aggregate principal amount of $10 million.

PLAN OF DISTRIBUTION

Solely by means of this Prospectus, we are offering our common stock and secured notes having the maturities and interest rates indicated to the public in Florida without the services of any underwriter or selling agent. The terms of the common stock and secured note offering provide that we may receive selling assistance from an underwriter or selling agent as described below.

The common stock and secured note offering will be administered by our Executive Vice President, John Kurz. The manner in which we are conducting the common stock and secured note offering in Florida causes us to be classified as an “issuer-dealer” pursuant to the provisions of the Florida Securities and Investor Protection Act (“FIPA”) and the rules and regulations that have been promulgated thereunder. FIPA is administered by the Division of Securities and Investor Protection, Office of the Comptroller, Department of Banking and Finance, State of Florida (which we will refer to in this Prospectus section as the “Division”). FIPA and rules and regulations thereunder, as administered by the Division, require that we register as an issuer-dealer pursuant to such statute, rule and regulatory provisions and that we provide certain information concerning our company and Mr. Kurz.

In connection with such qualification, we have received a permit issued by the Division permitting us to function as an issuer-dealer with respect to the public offer and sale of our common stock and secured notes in Florida. Such permit was issued under date of August 15, 2002 and such permit expires on December 31 of each calendar year. We will renew the permit for calendar year 2003 prior to the expiration of the current permit term. Registration as an issuer-dealer requires that we file forms and informational documents that are essentially equivalent to those required for the registration of a professional securities broker-dealer, including biographical or background information concerning Mr. Kurz, financial information and identification procedures such as finger printing. FIPA and the Division rules and regulations require that we demonstrate a “net capital” of at least $25,000. The term “net capital” generally means the value of our assets less the amount of our liabilities. Our unaudited balance sheet reflecting our financial condition at September 30, 2002 indicates that we had a stockholders’ equity or “net capital” of $504,165.

In the issuer-dealer registration process, we have designated Mr. Kurz as the supervisory principal for the common stock and secured note offering activity.

OUR REGISTRATION AS AN ISSUER-DEALER UNDER FIPA AND THE RULES AND REGULATIONS THEREUNDER DOES NOT IN ANY WAY INDICATE THAT THE COMMON STOCK AND SECURED NOTES BEING PUBLICLY OFFERED BY THIS PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE DIVISION OR THAT THE DIVISION HAS CONSIDERED THE ACCURACY OR COMPLETENESS OF THE INFORMATION AND STATEMENTS CONTAINED IN THIS PROSPECTUS.

Acting as our own issuer-dealer with respect to the public offer and sale of our common stock and secured notes could subject us to the requirement that we register as a securities broker-dealer under the Securities Exchange Act of 1934, as amended, which is a Federal statute requiring registration of securities broker-dealers and the regulation of such securities broker-dealers.

We will not register as a securities broker-dealer under such statute relying upon SEC Rule 3a-4. In summary, SEC Rule 3a-4 permits an associated person of an issuer, such as Mr. Kurz, to be deemed not a broker solely by reason of his participation in the sale of securities of an issuer if the associated person meets certain qualifications, which are set forth in the Rule. We believe that functioning as our own issuer-dealer and Mr. Kurz’s activities in connection with such activity meet all of the requirements and qualifications of SEC Rule 3a-4.

The terms of issuance dealing with our common stock and secured notes permit us to receive sales assistance with respect to our common stock and secured note offering from securities broker-dealers who are members in good standing of the National Association of Securities Dealers, Inc. (known as the NASD) and who are duly licensed as such in Florida or in any other state where this common stock and secured note offering may be publicly made.

We have been advised that in order to receive such assistance, we will have to file with the NASD (with a required fee) information concerning the manner and amount pursuant to which we will compensate any assisting securities broker-dealers. The purpose of such submission is to permit the NASD to review the “fairness” of such intended compensation arrangements between us and any assisting securities broker-dealer. If we enter into arrangements to receive such assistance from a securities broker-dealer, we will also be required to file a post-effective amendment to the registration statement which relates to our common stock and secured notes. This Prospectus is a part of such registration statement. As of the date of this Prospectus, we have not had any conversations with any securities broker-dealer and have not identified any securities broker-dealer which we might approach with a view to obtaining sales assistance. We do not expect to receive any significant assistance in the sale of our common stock and secured notes from securities broker-dealers.

If, however, we do receive such assistance from one or more securities broker-dealers, the contractual arrangements which may come into being between us and such securities broker-dealers may provide for mutual indemnification between us and such securities broker-dealers.

To the extent that we receive any meaningful assistance from securities broker-dealers, the amount of common stock and secured note proceeds received by us as a result of common stock and secured notes sold by such securities broker-dealers will be reduced by any selling commission paid. We will not pay a selling commission in excess of 10% of common stock and secured note proceeds which we receive as a result of securities broker-dealer assistance. We may, on a case by case basis, reimburse any assisting securities broker-dealer with respect to reasonable due diligence fees incurred by such securities broker-dealers. The term “due diligence” refers to the investigatory process which any securities broker-dealer would be required to undertake and complete before assisting us in the public offer and sale of our common stock and secured notes.

LITIGATION

As of the date of this Prospectus, we are not involved as a party to any material litigation. From time to time we may be named as a party defendant in foreclosure actions commenced by holders of first mortgages which encumber property which also acts as a security for a second mortgage which has been purchased by us. We do not defend in such actions and seek recourse against the person or entity from whom we purchased the second mortgage as explained in the Prospectus section captioned “BUSINESS”.

LEGAL OPINIONS

William T. Kirtley, P.A., Sarasota, Florida, has rendered its opinion as to certain matters relating to our common stock and secured notes offered by this Prospectus. Such firm has also rendered its opinion with respect to our reliance on the exemption from the requirement that we obtain a mortgage lender’s license under Florida law, which opinion is discussed in the Prospectus sections “RISK FACTORS” and “BUSINESS - Regulation”.

EXPERTS

Included with this Prospectus are certain audited financial statements reflecting the financial condition, income, members’ equity and cash flows for the two fiscal years ended December 31, 2000 and 2001 for R & J Warehouse Lending, LLC. which have been examined by Bobbitt, Pittenger & Company, P.A., Sarasota, Florida, independent certified public accountants, whose report thereon is incorporated herein in reliance upon the authority of that firm as experts in accounting and in giving such reports.

Also included in this Prospectus are unaudited financial statements reflecting our financial condition at September 30, 2002, together with related statements of income, stockholders’ equity and cash flows for the period ended September 30, 2002 and statements of income and cash flows for our predecessor limited liability company, R & J Warehouse Lending, LLC for the period ended September 30, 2001.

MANAGEMENT’S REPRESENTATION CONCERNING

INTERIM FINANCIAL STATEMENTS

Included with this Prospectus are the unaudited financial statements reflecting our financial condition at September 30, 2002, together with related statements of income, stockholders’ equity and cash flows for the period ended September 30, 2002 and statements of income and cash flows for our predecessor limited liability company, R&J Warehouse Lending, LLC, for the period ended September 30, 2001.

Such financial statements include all adjustments which, in the opinion of our management, are necessary in order to make such financial statements not misleading.

HOW TO PURCHASE OUR COMMON STOCK

AND/OR OUR SECURED NOTES

An interested investor may purchase our common stock or secured notes by completing the appropriate portions of the Subscription Agreement which is delivered with this Prospectus in counterpart. Investors should carefully complete all of the information required by such Subscription Agreement and when completed, should either deliver or direct it to us, together with the investor’s covering check (at the rate of $5.40 per share of common stock purchased or subscribed and in at least the minimum amount required for secured notes) at our address which is R J Lending, Inc., 1717 Second Street, Suite D, Sarasota, Florida 34236, Attention John Kurz, Executive Vice President. Interested investors may also call us and speak to Mr. Kurz concerning an investment in our common stock or secured notes at our telephone number which is 941/364-9915 or interested investors may communicate us via facsimile. Our facsimile number is 941/362-9167.

Upon receipt of a common stock and/or secured note Subscription Agreement in duplicate, duly completed and executed by the investor, we will make such investor suitability determinations as we deem appropriate, which may include but not be limited to telephone inquiries to the investor and upon satisfactory completion of such process, the Subscription Agreement will be accepted or rejected. The common stock and/or secured notes subscribed will be promptly issued upon completion of the subscription process and bank clearance of the investor’s check.

FORWARD LOOKING STATEMENTS

Some of the information in this Prospectus may contain what are known as forward looking statements. These statements can be identified by the use of forward looking phrases such as “will likely”, “may”, “are expected to”, “is anticipated”, “projected”, “estimated”, “intends to” or similar words. These forward looking statements are subject to certain risks and uncertainties, including those described in the Prospectus section captioned “RISK FACTORS”, that could cause actual results to differ materially from those which we expect and project. Additional risks that may affect our future performance may be set forth elsewhere in this Prospectus. When considering forward looking statements, you should keep in mind these risk factors and any other cautionary statements made in this Prospectus. In considering whether or not you wish to purchase our common stock or a secured note, you should not place undue reliance on any forward looking statement that speaks only as of the time and date that it is made.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, for the common stock and secured notes being offered by this Prospectus. This Prospectus, which is a part of such Registration Statement, does not contain all of the information set forth or annexed as exhibits to the Registration Statement, some portions of which have been omitted under the rules and regulations of the SEC. For further information with respect to us and our common stock and secured notes, reference is made to such Registration Statement, including exhibits, copies of which may be inspected and copied at the facilities of the SEC. Copies of the Registration Statement, including exhibits, may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fee prescribed by the SEC. Information regarding the operation of the SEC’s Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330.

REPORTS TO INVESTORS

We will distribute to the holders of our common stock and secured notes annual reports which will contain financial statements audited and reported upon by our independent certified public accountants after the close of each calendar year, which is our fiscal year. We will also provide such other periodic reports as we determine to be appropriate or as may be required by law.

INDEX TO FINANCIAL STATEMENTS

Page
R J Lending, Inc.

Financial Statements for Periods Ended September 30, 2002 and 2001

— Statement of Financial Condition	F-1
— Statements of Income	F-3
— Statements of Stockholders’ Equity	F-4
— Statements of Cash Flows	F-5
— Notes to Financial Statements	F-6

R & J Warehouse Lending, LLC

Unaudited Pro forma Consolidated Financial Statements for the Year Ended December 31, 2001

— Pro forma Consolidated Statement of Financial Condition	F-7
— Pro forma Consolidated Statement of Income and Members’ Equity	F-9
— Pro forma Consolidated Statement of Stockholders’ Equity	F-10
— Notes to Pro forma Consolidated Financial Statements	F-11

Audited Financial Statements for Years Ended December 31, 2001 and 2000

— Consolidated Statements of Financial Condition	F-13
— Consolidated Statements of Income and Members Equity	F-14
— Consolidated Statements of Cash Flows	F-15
— Notes to Consolidated Financial Statements	F-16

January 15, 2002

Except for Note J, as to

    which the date is March 11, 2002

TO THE STOCKHOLDERS

R&J Warehouse Lending, LLC

Sarasota, Florida

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying consolidated statements of financial condition of R&J Warehouse Lending, LLC as of December 31, 2001 and 2000, and the related consolidated statements of income and members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R&J Warehouse Lending, LLC as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

    /s/ Bobbitt, Pittenger & Company, P.A.

Certified Public Accountants

RJ LENDING, INC.

STATEMENT OF FINANCIAL CONDITION

September 30, 2002

ASSETS

CURRENT ASSETS
Interest and fees receivable	$39,756
Mortgages, current, net of unfunded mortgage proceeds of $54,350 and net of loss reserves of $2,211	2,282,590
Other assets	53,082

TOTAL CURRENT ASSETS	2,375,428

OTHER ASSETS
Furniture and equipment, net	48,671
Mortgages, long-term, net of loss reserves of $13,357	201,426
Deferred costs, net	60,632

TOTAL OTHER ASSETS	310,729

INVESTMENT IN LIMITED LIABILITY COMPANIES	113,044

TOTAL ASSETS	$2,799,201

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft	$3,021
Accrued expenses	7,308
Investor pass-through	6,358
Notes payable	992,500
Notes payable—related parties	987,777
Lines of credit—related parties	296,781
Dividends payable	1,291

TOTAL CURRENT LIABILITIES	2,295,036
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares authorized:
First series, $0.16 cumulative voting stock, 22,592 shares issued and outstanding	226
Second series, $0.08 cumulative voting, convertible stock, 740,800 shares issued and outstanding, convertible to one share common for one share of preferred	7,408
Common stock, $0.01 par value, 40,000,000 shares authorized, 740,800 shares issued and outstanding	7,408
Additional paid-in capital	514,958
Retained deficit	(25,835)

TOTAL STOCKHOLDERS’ EQUITY	504,165

TOTAL LIABILITIES AND EQUITY	$2,799,201

RJ LENDING, INC.

STATEMENTS OF INCOME

	Nine-months ended September 30,
	2002	2001
REVENUES
Mortgage interest and fees	$374,155	$230,991

EXPENSES
Depreciation and amortization	6,891	2,772
Distributions to managers	6,464	57,105
General and administrative	44,757	22,865
Interest	70,638	7,156
Interest—related parties	93,586	63,832
Loan servicing	2,518	4,243
Professional fees	13,548	6,608
Salaries	97,420

TOTAL EXPENSES	335,822	164,581

INCOME BEFORE INCOME TAXES	38,333

PROVISION FOR INCOME TAXES	7,308

NET INCOME	$31,025	$66,410

NET INCOME PER SHARE, after adjustment for preferred stock dividend of $47,700	$(0.02)

RJ LENDING, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

September 30, 2002

	First Series Preferred Stock	Second Series Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Members’ Equity	Total
STOCKHOLDERS’ EQUITY
January 1, 2002	$—	$—	$—	$—	$—	$500,000	$500,000
Issuance of stock	226	7,408	7,408	514,958	—	(500,000)	30,000
Net Income	—	—	—	—	31,025	—	31,025
Distributions to Shareholders					(9,160)		(9,160)
Dividends on preferred stock	—	—	—	—	(47,700)	—	(47,700)

STOCKHOLDERS’ EQUITY
September 30, 2002	$226	$7,408	$7,408	$514,958	$(25,835)	$—	$504,165

RJ LENDING, INC.

STATEMENTS OF CASH FLOWS

	Nine-months ended September 30,
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$31,025	$66,410
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation expense		2,509
Increase in interest receivable	(7,033)
Decrease in due from related parties	4,907	16,709
Decrease in interest payable	(13,722)
(Decrease) increase in accrued expenses	(37,335)	26,113
(Decrease) increase in investor pass-through	(3,705)	258,067

NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(25,863)	369,808

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for syndication costs	(35,959)
Payments for deferred costs	(26,316)	(6,133)
Increase in mortgages owned, net	(127,714)	(913,947)
Purchase of property and equipment	(34,757)	(4,118)
Investment in limited liability companies	(113,044)

NET CASH USED BY INVESTING ACTIVITIES	(337,790)	(924,198)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of notes payable	879,000	850,000
Principal payments on notes payable	(512,048)	(130,112)
Distributions to members	(9,160)	(66,410)
Dividends paid	(47,700)

NET CASH PROVIDED BY FINANCING ACTIVITIES	310,092	653,478

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(53,561)	99,088

CASH AND CASH EQUIVALENTS (BANK OVERDRAFT), beginning of period	50,540	(23,701)

(BANK OVERDRAFT) CASH AND CASH EQUIVALENTS, end of period	$(3,021)	$75,387

Supplemental data:
Interest paid	$177,946	$70,988

RJ LENDING, INC.

NOTE TO THE FINANCIAL STATEMENTS

NINE-MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

Comparative Statements

Balances for the period ended September 30, 2001 reflect the results of R&J Warehouse Lending, LLC, the predecessor of RJ Lending, Inc.

Effective February 1, 2002, RJ Lending, Inc. acquired all assets and liabilities of R&J Warehouse Lending, LLC. As such, balances for the period ended September 30, 2002 include one month=s operations of R&J Warehouse Lending, LLC.

R&J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2001

	Historical	Offering Adjustments	As adjusted
ASSETS

CURRENT ASSETS
Cash	$50,540	$(30,210) (a)	$20,330
Interest receivable	32,724		32,724
Mortgages, current, net of unfunded reserves and net of loss reserves	2,049,224		2,049,224
Other assets	17,123		17,123
Due from related parties	4,907		4,907

TOTAL CURRENT ASSETS	2,154,518	(30,210)	2,124,308

OTHER ASSETS
Furniture and equipment, net	13,914		13,914
Mortgages, long-term, net of unfunded reserves and net of loss reserves	307,078		307,078
Deferred costs, net	34,316		34,316

TOTAL OTHER ASSETS	355,308		355,308

TOTAL ASSETS	$2,509,826	$(30,210)	$2,479,616

	Historical	Offering Adjustments		As adjusted
LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accrued expenses	11,368	(2,077	)(b)	9,291
Accrued interest	6,170			6,170
Accrued interest—related parties	7,552			7,552
Investor pass-through	10,063			10,063
Notes payable	730,000			730,000
Notes payable—related parties	716,525	(30,000	)(c)	686,525
Lines of credit—related parties	493,581			493,581
Distribution payable	27,842	(27,842	)(d)	—

TOTAL CURRENT LIABILITIES	2,003,101	(59,919)		1,943,182

LONG-TERM DISTRIBUTION PAYABLE	6,725	(6,725	)(e)	—

Preferred stock, $0.01 par value, 10,000,000 shares authorized:
First series, 22,592 shares issued and outstanding	—	226	(c)	226

Second series, $0.08 cumulative voting, convertible stock, 740,800 shares issued and outstanding, convertible to one share common for one share of preferred	—	7,408	(f)	7,408

Common stock, $0.01 par value, 40,000,000 shares authorized, 740,800 shares issued and outstanding	—	7,408	(g)	7,408

Additional paid-in capital	—	514,958	(h)	514,958

Retained earnings	—	6,434	(i)	6,434

MEMBERS’ EQUITY	500,000	(500,000	)(j)	—

TOTAL LIABILITIES AND EQUITY	$2,509,826	$(30,210)		$2,479,616

R&J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENTS OF INCOME AND MEMBERS’ EQUITY

DECEMBER 31, 2001

	Historical	Offering Adjustments			As adjusted
REVENUES
Mortgage interest and fees	$351,622	$			$351,622
Other revenue	6,767				6,767

TOTAL REVENUE	358,389				358,389

EXPENSES
Interest	20,402				20,402
Interest—related parties	96,350				96,350
General and administrative	42,439		100,000	(k)	142,439
Distributions to managers	92,827		(92,827	)(l)	—
Loan servicing	8,917				8,917
Depreciation	2,895				2,895

TOTAL EXPENSES	263,830		7,173		271,003

INCOME BEFORE TAXES	94,559		(7,173)		87,386

PROVISION FOR INCOME TAXES	—		(20,952	)(m)	(20,952)

NET INCOME	94,559		(28,125)		66,434

MEMBERS’ EQUITY, beginning of period	500,000		(500,000	)(n)	—

Profit distribution—members	(94,559)		94,559	(o)	—

Reclassification of members’ equity to retained earnings	—		(66,434	)(p)	(66,434)

MEMBERS’ EQUITY, end of period	$500,000		$(500,000)		$—

Net income per share, after adjustment for preferred stock dividend of $60,000					$0.004

R&J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF STOCKHOLDERS’ EQUITY

DECEMBER 31, 2001

	First Series Preferred Stock		Second Series Preferred Stock		Common Stock		APIC		Retained Earnings		Members’ Equity		Total
STOCKHOLDERS’ EQUITY, historical, December 31, 2001	$—		$—		$—		$—		$—		$500,000		$500,000

Offering Adjustments

Issuance of common stock	—		—		7,408	(g)	(7,408	)(h)	—		—		—

Issuance of first series preferred stock	226	(c)	—		—		29,774	(h)	—		—		30,000

Issuance of second series preferred stock	—		7,408	(f)	—		492,592	(h)	—		(500,000	)(j)	—

Current year (pro forma) earnings	—		—		—		—		66,434	(p)	—		66,434

Dividends on preferred stock	—		—		—		—		(60,000	)(f)	—		(60,000)

STOCKHOLDERS’ EQUITY, As adjusted, December 31, 2001	$226		$7,408		$7,408		$514,958		$6,434		$—		$536,434

R&J WAREHOUSE LENDING, LLC

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2001

NOTE A—DESCRIPTION OF TRANSACTION

R&J Warehouse Lending LLC’s (the “Company”) assets and liabilities were acquired by RJ Lending, Inc. (RJ) on February 15, 2002. RJ was organized in January 2002 to acquire all of the assets and liabilities of the Company. RJ will engage in an asset based lending business, involving loans usually secured by first or second liens encumbering real property. RJ’s lending will involve loan origination and purchase, holding, and sale of loans originated by other lenders. The transaction includes the following:

a)	Member equity contributions in the Company were exchanged for voting, convertible preferred stock of RJ. The equity contributions exchanged total $500,000.
b)	The managing member equity and future managing member compensation entitlements in the Company were exchanged for common stock in RJ.

NOTE B—PURPOSE OF FINANCIAL STATEMENTS

The accompanying pro forma consolidated financial statements of the Company are prepared for use in filings with the Securities and Exchange Commission. The purpose of the pro forma consolidated financial statements is to show the effect of certain changes in the Company’s operating agreement as a result of the filings. These changes are as follows:

a)	In accordance with the Company’s current operating agreement, origination fees on certain mortgages are paid to the managing members of the Company. In addition, the managing members receive a yield spread premium of 12.5% of interest received on certain mortgages.
b)	The Company’s operating agreement requires all profits to be distributed among the members and managers. The accompanying pro forma consolidated financial statements assume that all origination fees and interest payments are retained by the Company. It also assumes that profits are retained by the Company.
c)	Origination fees, yield spread premium, and profit distributions currently constitute the salaries of the managing members. The pro forma consolidated financial statements assume that the managers received an aggregate salary of $100,000.
d)	In exchange for 22,592 shares of $0.01 par value first series preferred stock, $30,000 in notes payable to a related party are forgiven.
e)	In addition, the pro forma consolidated financial statements assume equity of $500,000 is converted to voting convertible second series preferred stock with an annual dividend of $0.08 per share. As such, the Company is assumed to incur $60,000 of dividends in 2001.

R&J WAREHOUSE LENDING, LLC

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE C—PRO FORMA ADJUSTMENTS

The following is a description of each of the pro forma adjustments:

Statement of financial condition adjustments:

a)	Reflects cash received, from origination fee revenues of $46,846, and from interest payments previously distributed to managing members as yield spread premium of $16,074. Reflects cash disbursed of $100,000 for salaries to managing members. Reflects cash disbursed of $60,000 for dividends on preferred stock. Reflects disbursement of $20,952 for income taxes. Reflects cash retained of $87,822 from profit distributions to members and managing members.
b)	Reflects reversal of accrual for yield spread premium.
c)	Reflects forgiveness of $30,000 note payable in exchange for 22,592 shares of $0.01 par value first series preferred stock.
d)	Reflects reversal of accrual for distributions.
e)	Reflects reversal of accrual for long-term distribution.
f)	Reflects issuance of 740,800 shares of $0.01 par value voting convertible second series preferred stock ($0.08 per share annual dividend; $60,000 total dividend) in exchange for members’ equity.
g)	Reflects issuance of 740,800 shares of $0.01 par value common stock to managing members.
h)	Reflects an offset to additional paid-in capital of $7,408 for issuance of common stock and additional paid-in capital of $29,744 for issuance of first series preferred stock and $492,592 for issuance of second series preferred stock.
i)	Reflects current year retained earnings, as adjusted.
j)	Reflects transfer of $500,000 from members’ equity to second series preferred stock.

Statement of income adjustments:

k)	Reflects managing member salary expense of $100,000.
l)	Reflects reversal of origination fees paid to managers of $46,846, and of interest payments received by managers of $18,151. Reflects reversal of profit distributions to managers of $27,830.
m)	Reflects income tax expense of $20,952, assuming state tax rate of 5.5% and current federal tax rates. No provision for deferred taxes was calculated.
n)	Reflects transfer of $500,000 from members’ equity to preferred stock.
o)	Reflects reversal of profit distributions to members of $94,559.
p)	Reflects classification of current earnings to retained earnings rather than members’ equity.

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2001	2000
ASSETS

CURRENT ASSETS
Cash	$50,540	$—
Investor pass-through, restricted	—	102,307
Interest receivable	32,724	—
Mortgages, current, net of unfunded reserves
and net of loss reserves	2,049,224	1,028,937
Other assets	17,123	—
Due from related parties	4,907	76,084

TOTAL CURRENT ASSETS	2,154,518	1,207,328

OTHER ASSETS
Furniture and equipment, net	13,914	12,350
Mortgages, long-term, net of unfunded reserves and net of loss reserves	307,078	195,742
Deferred costs, net	34,316	21,968

TOTAL OTHER ASSETS	355,308	230,060

TOTAL ASSETS	$2,509,826	$1,437,388

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft	$—	$23,701
Accrued expenses	11,368	58
Accrued interest	6,170	—
Accrued interest—related parties	7,552	—
Investor pass-through	10,063	102,307
Notes payable	730,000	—
Notes payable—related parties	716,525	300,000
Lines of credit—related parties	493,581	500,000
Distribution payable	27,842	11,322

TOTAL CURRENT LIABILITIES	2,003,101	937,388

LONG TERM DISTRIBUTION PAYABLE	6,725	—

MEMBERS’ EQUITY	500,000	500,000

TOTAL LIABILITIES AND EQUITY	$2,509,826	$1,437,388

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF INCOME AND MEMBERS’ EQUITY

	Year ended December 31,
	2001	2000
REVENUES
Mortgage interest and fees	$351,622	$146,640
Other revenue	6,767	6,173

TOTAL REVENUE	358,389	152,813

EXPENSES
Depreciation	2,895	959
General and administrative	42,439	18,479
Interest	20,402	—
Interest—related parties	96,350	37,537
Loan servicing	8,917	2,044
Distributions to managers	92,827	33,252

TOTAL EXPENSES	263,830	92,271

NET INCOME	94,559	60,542

MEMBERS’ EQUITY, beginning of period	500,000	250,000

Profit distribution—members	(94,559)	(60,542)

Members’ equity contributions	—	250,000

MEMBERS’ EQUITY, end of period	$500,000	$500,000

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$94,559	$60,542
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation expense	2,895	959
Amortization expense	2,659	2,044
Increase in interest receivable	(32,724)	—
Decrease (increase) in due from related parties	71,177	(71,084)
Increase in interest payable	13,722	—
Increase in accrued expense/other	21,373	58

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	173,661	(7,481)

CASH FLOWS USED BY INVESTING ACTIVITIES
Payments for syndication costs	(17,123)	—
Payments for deferred costs	(15,007)	(23,831)
Increase in mortgages owned	(1,131,623)	(984,629)
Purchase of property and equipment	(4,459)	(13,309)

NET CASH USED BY INVESTING ACTIVITIES	(1,168,212)	(1,021,769)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in bank overdraft	(23,701)	23,701
Issuance of notes payable	1,190,025	800,000
Principal payments on notes payable	(49,919)	—
Members’ contributed equity	—	250,000
Profit distribution—members	(71,314)	(50,982)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,045,091	1,022,719

	Year ended December 31,
	2001	2000
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	50,540	(6,531)

CASH AND CASH EQUIVALENTS, beginning of period	—	6,531

CASH AND CASH EQUIVALENTS, end of year	$50,540	$—

Supplemental data:
Interest paid	$110,184	$37,537

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation of Consolidation

The consolidated financial statements include the accounts of R&J Warehouse Lending, LLC, (the “Company”) and its wholly-owned subsidiary, Asset Management Ventures, LLC, “AMV”. All significant inter-company balances and transactions have been eliminated in consolidation.

Organization

The Company is a Florida limited liability company, which was organized on October 15, 2000. The purpose of the Company is to place and service short term loans and purchase second mortgages secured by second liens on real estate.

Placement and servicing of real estate loans and purchases of second mortgages are made in accordance with policies set forth in the members’ operating agreement.

Profits and losses are allocated and cash distributions are made in accordance with the members’ operating agreement. According to this agreement, members receive a 12% preferred return on their investment in the Company, which is disbursed quarterly. Any profits remaining after the preferred returns are paid 50% to the members and 50% to the managers. At December 31, 2001 and 2000, $27,842 and $11,322, respectively, of profits were included as current distributions payable.

Method of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when goods or services are received.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Furniture and Equipment

Furniture and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years.

Income Taxes

All net income generated by the Company will be included in the income tax returns of the members. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Revenue is recognized when an agreement exists, prices are determinable, products are delivered, and collectibility is reasonably assured. Accordingly, interest income is recognized when interest becomes due to the Company in accordance with executed loan agreements, and loan fee revenue is recognized when loans are closed and funded by the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

To conform to current year presentation, certain 2000 amounts have been reclassified. These reclassifications have no effect on 2000 net income.

NOTE B—MORTGAGES

The Company originates and services interim mortgages. These mortgages fund purchases of houses, along with construction costs, to customers who renovate and resell the houses. These are primarily six month loans with an interest rate of 16% and a one point origination fee. The one point origination fee is paid to the Company’s managers. (See Note G.) The net balances receivable were $1,747,393 and $837,205 at December 31, 2001 and 2000, respectively.

The Company makes warehouse loans, typically at 14% interest with a two point origination fee paid to the Company’s managers. These loans usually mature in one year. These are mortgages on properties secured by real estate for customers who have completed construction and repairs of a house. The net balances receivable were $274,596 and $156,310 at December 31, 2001 and 2000, respectively.

The Company purchases and services residential second mortgages from loan originators. The loans are held at various rates. The balances receivable were $257,088 and $217,823, net of reserves of $11,567 and $8,078 at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, $27,235 and $22,081, respectively, were current assets.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C—FURNITURE AND EQUIPMENT, NET

The summary of equipment at December 31, is as follows:

	2001	2000
Furniture and equipment	$17,768	$13,309
Less: accumulated depreciation	(3,854)	(959)

	$13,914	$12,350

NOTE D—DEFERRED COSTS

Deferred costs consisted of contract labor fees and other costs directly attributable to acquiring and collecting second mortgages. Deferred costs are amortized over the life of the second mortgages, which range from 3 to 15 years.

The summary of deferred costs is as follows:

	2001	2000
Deferred costs	$39,019	$24,012
Less: accumulated depreciation	(4,703)	(2,044)

	$34,316	$21,968

NOTE E—SHORT TERM NOTES PAYABLE

As of December 31, 2001, the Company had issued notes to individuals that will mature in 2002. The notes maintain a principal balance of $730,000 in aggregate until maturity. Interest-only payments are paid monthly at various rates from 10% to 12%. Certain mortgages are pledged as collateral for these notes. At December 31, 2001, mortgages of $243,935, net of unfunded reserves of $9,700, were pledged.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F—CONCENTRATION OF CREDIT RISK

A credit risk concentration results when a Company has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Much of the Company’s business activity is with customers located within the Southwest Florida area. The mortgage portfolio is diversified among types of loans. Mortgages are expected to be repaid from cash flows or proceeds from the sale of selected assets from borrowers. The amount of collateral obtained upon extension of credit is based upon the amount of the mortgage and the Company’s credit evaluation of the mortgagee. Collateral primarily includes residential homes. The concentration of credit risk by type of mortgage is set forth in Note B.

The Company has a relationship with an entity providing information on potential customers for interim mortgages. As the Company is dependent on this entity for customer leads, there is a concentration of risk related to the Company’s ability to obtain customers without the assistance of the third party.

NOTE G—RELATED PARTY TRANSACTIONS

The Company leases office space from a manager and a member of the Company under an operating lease agreement. The agreement is cancelable by either party at any time. During the years ended December 31, 2001 and 2000, the Company paid rent of $2,216 and $2,500, respectively, to a manager of the Company. The Company paid rent of $3,531 and $0, respectively, to a member of the Company in 2001 and 2000.

During the years ended December 31, 2001 and 2000, the Company paid legal fees of $750 and $3,923, respectively, to a member of the Company.

As of December 31, 2001 and 2000, the Company advanced funds to a manager totaling $4,907 and $4,047 in the form of short-term non-interest bearing advances. These are included in due from related parties at December 31, 2001 and 2000.

For services rendered to the Company, the managers are entitled to receive loan origination fees and 12.5% of interest payments received on certain interim mortgages, in addition to their share of profits after the investors’ guaranteed 12% return (see Note A). Loan origination fees are received directly by the managers and are included as revenue and distributions to managers of $46,846 and $20,360 as of December 31, 2001 and 2000, respectively. Interest payments received by the Company and paid to the managers were $16,074 and $8,599 during 2001 and 2000, respectively, and are included as distributions to managers.

During 2001, the Company obtained loans from members of the Company that will mature in 2002. The notes maintain a principal balance of $716,525 until maturity. Interest-only payments are paid monthly at various rates from 10% to 12%. Interest expense totaled $59,075 for the year ended December 31, 2001 and is included in interest—related party.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G—RELATED PARTY TRANSACTIONS (CONTINUED)

Certain members of the Company have made $500,000 of revolving lines of credit available to the Company. Advances on the credit lines carry an interest rate of 1% over prime. Interest expense was approximately $37,000 and $30,000 and is included in interest—related party at December 31, 2001 and 2000, respectively. The amounts outstanding on the lines of credit were $493,581 and $500,000 at December 31, 2001 and 2000, respectively.

At December 31, 2001, certain members had loans of $48,493 due to the Company. The loans bear an interest rate of 12% and mature in May 2002. The loans are included in mortgages, net of unfunded reserves and net of loss reserves.

During the year ended December 31, 2000, the Company utilized an investor pass-through reserve account which is used to sell and service loans for a member of the Company. The balance in this account was $102,307 at December 31, 2000. During 2001, the Company discontinued use of the account. However, the Company has a loan participation agreement with an investor whereby mortgages are sold to the investor without recourse. The Company collects interest and principal payments for the loans and disburses payments to the investor. At December 31, 2001, $10,063 is due to the investor.

NOTE H—COMMITMENTS AND CONTINGENCIES

The Company has commitments for unfunded reserves on interim mortgages. The Company retains a portion of the mortgage amount while the borrower renovates the property. As the work is completed, the reserve money is distributed to the borrower or it is used as a credit against the amount owed to the Company when the mortgage is paid. Unfunded reserves were approximately $234,000 and $131,000 at December 31, 2001 and 2000, respectively.

NOTE I—SUBSEQUENT EVENT

In order to raise additional capital, the Company plans to register with the Securities and Exchange Commission. The Company intends to file its registration in March 2002.

NOTE J—SALE OF SUBSIDIARY

On March 11, 2002, the Company sold its subsidiary, Asset Management Ventures, LLC. Proceeds received were approximately $25,000 in cash and a $40,000 note, secured by second mortgages held by the subsidiary. The loan bears interest at 14% and matures in March 2004.

SUBSCRIPTION AGREEMENT

TO

COMMON STOCK AND/OR

SECURED PROMISSORY NOTES – FIRST SERIES

TO BE ISSUED BY

R J LENDING, INC.

Gentlemen:

The undersigned has received a copy of the Prospectus dated December     , 2002 of R J LENDING, INC. (the “Company”) relating to the public offering in states where the securities have been qualified for sale of 370,400 shares of the Common Stock, $.01 par value, of the Company and the Company’s Secured Promissory Notes – First Series being offered in aggregate principal amount of $10 million (the “Common Stock” and the “Secured Notes”, respectively). The undersigned acknowledges that the Common Stock is being offered at a per share price of $5.40 and that the Secured Notes are offered in several note maturities having interest rates set forth below:

Note Maturities Available	Interest Rates Available
18 months	6.00%
36 months	7.00
60 months	8.00

In connection with the undersigned’s subscription to common stock and/or secured notes, the undersigned understands that the Company has established a minimum subscription requirement of 500 shares with respect to its common stock and a minimum subscription amount of $10,000 with respect to its secured notes, but that such minimum requirements may be waived by the Company at its sole option and that the Company will use any and all proceeds which it receives from the sale of its common stock and secured notes.

In accordance with the terms of the common stock and secured note offering as set forth in the Prospectus and subject to the minimum subscription requirement set forth above and in the Prospectus, the undersigned hereby subscribes to the common stock and/or secured notes as indicated below:

The undersigned hereby subscribes to                      shares of the common stock at the rate of $5.40 per share for an aggregate subscription obligation of $

The undersigned hereby subscribes to a secured note or notes in the principal amounts and having the maturities and interest rates indicated below:

Principal Amount Subscribed	Term to Maturity	Interest Rate
$	months	%
$	months	%
$	months	%

The undersigned acknowledges that the subscription to the above-designated secured notes is subject to availability and the Company’s right to refuse any subscription to secured notes for any reason, including the Company’s policy of preventing any undue concentration of secured notes in any one maturity.

In connection with the undersigned’s subscriptions to the common stock and/or secured notes set forth above, the undersigned herewith tenders his check in the aggregate amount of $                     made payable to R J LENDING, INC.

This Subscription Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida and shall be binding upon the successors, assigns, heir and personal representatives of the Company and the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the              day of                         , 200  .

Name of Subscriber (Please Print) (If a corporation, partnership or other entity, please provide full legal name of subscribing entity)	If subscriber is a corporation, partnership or other entity, please print full name and title of person signing Subscription Agreement

Signature of individual subscriber or authorized signatory of corporate or other entity	Social Security Number or Taxpayer Identification Number

2

INSTRUCTIONS FOR ISSUANCE OF COMMON STOCK AND/OR SECURED NOTES

(Please Print)

1.	REGISTERED OWNER(S)

2.	IF MORE THAN ONE REGISTERED OWNER, METHOD OF OWNERSHIP:

JOINT TENANTS WITH RIGHT OF SURVIVORSHIP;

TENANTS IN COMMON;

TENANTS BY THE ENTIRETIES;

or otherwise

3.	ADDRESS

4.	CITY

5.	STATE

6.	ZIP CODE

7.	HOME TELEPHONE

4.	BUSINESS TELEPHONE

Accepted this              day of                     , 200   by R J LENDING, INC.

R J LENDING, INC.

By

Ronald R. Shenkin, President

3

R J LENDING, INC.

370,400 shares of Common Stock

$10,000,000 Secured Promissory

Notes – First Series

Prospectus dated February     , 2003

Until                         , 2003, which is 90 days from the date of this Prospectus, all dealers that effect transactions in the securities described in this Prospectus, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealer’s obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

The Registrant is a corporation organized and existing pursuant to the provisions of the Florida Business Corporation Act, Chapter 607, Florida Statutes, as amended. The Bylaws of the Registrant contain the following provisions relating to indemnification of the Board of Directors and officers of the Registrant.

ARTICLE VIII.    INDEMNIFICATION

The following shall be the indemnification policy of the Corporation:

(a)    The Corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)    The Corporation shall have power to indemnify any person who was or is a party to any proceeding, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this subsection (b) in respect of any claim, issue, or matter as to which such person shall have been

i

adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought or any other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)    To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a) or subsection (b), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

(d)    Any indemnification under subsection (a) or subsection (b), unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) or subsection (b). Such determination shall be made by:

(i)    The Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding or by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding;

(ii)    If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors at the time parties to the proceeding;

(iii)    By independent legal counsel:

(A)    Selected by the Board of Directors prescribed in paragraph (i) or the committee described in paragraph (ii); or

(B)    If a quorum of the directors cannot be obtained for paragraph (i) and the committee cannot be designated under paragraph (ii), selected by majority vote of the full Board of Directors (in which Directors who are parties may participate); or

(iv)    By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(e)    Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by sub- paragraph (d)(iii)(A) shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

(f)    The indemnification and advancement of such expenses provided pursuant to the foregoing are not exclusive and the Corporation shall have the power to make any other or further indemnification or advancement of expenses on behalf of the persons herein described, in the manner and consistent with the provisions of the Florida General Corporation Act.

(g)    Indemnification and advancement of expenses as provided in this Article shall continue, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(h)    For purposes of this Article, the term “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have been with respect to such constituent corporation if its separate existence had continued. For purposes of this Article, the term “other enterprises” includes employee benefit plans; the term “expenses” includes counsel fees, including those for appeal; the term “liability” includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding; the term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal; the term “agent” includes a volunteer; and the term “serving at the request of the corporation” includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and the term “not opposed to the best interest of the corporation” describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(i)    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

(j)    If any expenses or other amounts are paid by way of indemnification otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, not later than the time of delivery to shareholders, unless such meeting is held within three (3) months from the date of such payment, and, in any event, within fifteen (15) months from the date of such payment, deliver either personally or by mail to each shareholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

Item 25.    Other Expenses of Issuance and Distribution.

Amount
Filing Fees	$1,105
Legal Fees	45,000
Accounting Fees	20,000
Printing Fees and Costs	20,000
Blue Sky Filing Fees (Florida)	1,000
Issuer-Dealer Filing Fees (Florida)	1,000

TOTAL:	$88,105

Item 26.    Recent Sales of Unregistered Securities.

At the time of its organization, the Registrant issued the following-described securities to the persons identified below:

The Registrant issued an aggregate 740,800 shares of its common stock, $.01 par value to Ronald R. Shenkin and John Kurz. Messrs. Shenkin and Kurz serve as the present directors of the Registrant and its executive officers. Such shares of common stock were issued to Messrs. Shenkin and Kurz in equal share amounts of 370,400 shares. Such shares of common stock were issued to Messrs. Shenkin and Kurz in recognition of their equity and managerial interests in the predecessor limited liability company of the Registrant, R & J Warehouse Lending, LLC.

Also at the time of the organization of the Registrant, the Registrant issued 22,592 shares of its first series preferred stock, $.01 par value, to Ronald R. Shenkin in exchange for the forgiveness by Mr. Shenkin of indebtedness owing by the Registrant to Mr. Shenkin in principal amount of $30,000.

Also at the time of the organization of the Registrant, the Registrant issued 740,800 shares of its second series preferred stock, $.01 par value. Such second series preferred stock was issued to the seven persons identified below and in the share amounts indicated and was issued in exchange for the capital contributions made by such identified persons to the capital of the predecessor limited liability company of the Registrant, R & J Warehouse Lending, LLC, which capital contributions were in the aggregate amount of $500,000:

Name of Person to Whom Shares of Second Series Preferred Stock Were Issued	Number of Shares
Arthur J. Ginsburg, Esq.	37,040
M. Jay Lancer, Esq.	74,080
Neil N. Malamud	185,200
Harold G. Hunter, as Trustee	148,160
William J. Schoenberg	37,040
Barry Silverstein	148,160
Philip Wolff, Esq.	111,120

740,800

The Registrant is the successor entity to R & J Warehouse Lending, LLC, a Florida limited liability company which was organized in October 1999. At times contemporaneous to the organization of R & J Warehouse Lending, LLC, capital contributions were made to the capital of R & J Warehouse Lending, LLC by an aggregate seven persons. The identity of such persons and the capital contribution amount made by each such person is indicated below. The capital contributions represented the membership interests of such persons in R & J Warehouse Lending, LLC.

v

Name of Contributing Member	Amount of Contributed Capital
Arthur J. Ginsburg, Esq.	$25,000
M. Jay Lancer, Esq.	50,000
Neil N. Malamud	125,000
Harold G. Hunter, as Trustee	100,000
William J. Schoenberg	25,000
Barry Silverstein	100,000
Philip Wolff, Esq.	75,000

$500,000

All of the foregoing-described issuance transactions relating to the securities identified by the Registrant and its predecessor limited liability company, R & J Warehouse Lending, LLC, are deemed by the Registrant and R & J Warehouse Lending, LLC as transactions exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of the provisions of Section 4(2) thereof, as well as the provisions of Regulation D as promulgated and existing under such Act.

In connection with the sale and issuance of the foregoing-described securities to the identified persons, the Registrant and its predecessor limited liability company relied upon Rule 506 as contained in Regulation D as promulgated and existing under such Act. With the exception of John Kurz, all of the persons identified above are Accredited Invertors as that term is defined in Rule 501, subparts (5), (6) and (7). In addition to being Accredited Investors, the persons and entity issued such securities are sophisticated, experienced investors with whom Messrs. Ronald R. Shenkin and John Kurz have had a long-standing relationship. In connection with such issuances, the Registrant and its predecessor limited liability company did not engage in any general solicitation, did not utilize any form of advertising and met with each of such identified persons and entity representative (Harold J. Hunter as Trustee) in order to provide information relative to such described securities, as well as the business of the Registrant and the predecessor limited liability company.

During the period October 2000 through April 1 2002, the Registrant and its predecessor limited liability company, R & J Warehouse Lending, LLC, issued unsecured promissory notes having maturities of 12 or less months to various individuals who have provided working capital to the Registrant and the predecessor limited liability company, R & J Warehouse Lending, LLC, for the lending business conducted by the Registrant and the predecessor limited liability company. While such unsecured promissory notes had terms to maturities of 12 months or less, such notes were renewed at maturity or additional unsecured promissory notes were issued at such time. The lending transactions involve the Registrant, the predecessor limited liability company and 14 persons, seven of whom were holders of members’ equity interests in the predecessor limited liability company and who now hold shares of the second series preferred stock of the Registrant. The remaining seven natural persons were persons with whom the Registrant and the predecessor limited liability company have had on-going commercial and business relationship.

At September 30, 2002, an aggregate $1,980,277 principal amount of unsecured promissory notes were outstanding and held by the 14 persons or entities in the principal amounts indicated below:

Name of Holder	Principal Amount of Unsecured Note Held at September 30, 2002	Previous Holder of Membership Interest in Predecessor Limited Liability Company and Present Holder of Second Series Preferred Stock
Lisa Cicero	$45,000	No
Jay Lancer, Esq., as Trustee	75,000	Yes
Malco Charitable Foundation	50,000	No
Malco Industries	100,000	No
Neil M. Malamud	150,000	Yes
Heidi Pepper	45,000	No
Richard G. Ratner Enterprises	500,000	No
Samuel A. Bennett Trust	200,000	No
Jack J. Sandelman	100,000	No
Ronald R. Shenkin	170,000	*
Barry Silverstein	100,000	Yes
James D. Syprett, Esq./M. Jay Lancer, Esq.	205,000	**
Philip Wolff, Esq.	140,277	Yes

	$1,980,277

*	Ronald J. Shenkin is a director and officer of the Registrant and holds of record and beneficially common and first series preferred stock of the Registrant.

**	Yes as to M. Jay Lancer, Esq.

All of such unsecured promissory notes were privately placed prior to October 12, 2001 with the exception of Alan Sandelman which was placed April 1, 2002.

The Registrant and the predecessor limited liability company consider these transactions to be commercial loan transactions wherein private sources of credit have been and are being used by the Registrant and the predecessor limited liability company in lieu of or to augment other sources of credit such as banks. If the unsecured promissory notes utilized in such transactions are viewed as securities under the provisions of the Securities Act of 1933, as amended, the Registrant and the predecessor limited liability company, R & J Warehouse Lending, LLC, deem such transactions to be exempt from the registration requirements of the Act by virtue of the provisions of Section 4(2) thereof and Regulation D promulgated thereunder. With respect to Regulation D, the Registrant and the predecessor limited liability company, R & J Warehouse Lending, LLC, relied on Rule 506 contained therein. Additionally the Registrant and the predecessor limited liability company believes that all of such persons or entities to which the unsecured promissory notes have been issued in such loan transactions, are Accredited Investors as that term is defined in Rule 501 of Regulation D.

With the exception of Alan Sandleman, the private placement of such notes occurred during the operational period of the predecessor limited liability company and have been renewed by the note holders as such notes have matured.

In the view of the Registrant, the issuance and sale of such unsecured promissory notes to the persons identified above does not constitute an activity subject to integration with the intended public offering of the secured notes covered by this Registration Statement pursuant to the provisions of Rule 502 of Regulation D in that the issuance of unsecured promissory notes was a separate plan of financing, distinct and different from the intended public offer of the secured notes; the same class of security is not involved, e.g., the secured notes are being issued pursuant to the provisions of an Indenture and Custody Agreement and are secured whereas the unsecured notes result from individually negotiated transactions, are unsecured and are of a maximum duration or term to maturity of 12 months. Also, the unsecured notes have been negotiated and issued at a prior time which is distinctly separate from the anticipated time of the public offering of the secured notes, as manifested by the Registration Statement on Form SB-2 relating to the secured notes - which occurred on April 18, 2002.

Transfer or resale of the notes is not permitted except among family members of note holders and are not convertible into any other debt or equity securities of the Registrant.

In the offer and sale of such unsecured promissory notes, the Registrant and the predecessor limited liability company:

(a)	Did not engage in acts of general solicitation,

(b)	Did not utilize any form of advertising, and

(c)	Met with each note investor one or more times in order to provide information relative to the notes and the business of the Registrant and the predecessor limited liability company.

As indicated, with the exception of Jack J. Sandelman, the Registrant and the predecessor limited liability company have a long standing relationship with such note purchasers, primarily as a result of historical business and professional relationships existing with Ronald R. Shenkin and John Kurz. Jack J. Sandelman, an Accredited Investor, is the father of Jack J. Sandelman, Jr., an administrative employee of the Registrant.

Item 27.    Exhibits.

Included with this Registration Statement and any Amendments thereto are the following designated Exhibits, which is pursuant to Item 601 of Regulation S-B:

Page
(3)(i)	Articles of Incorporation	*

(3)(ii)	Bylaws	*

(4)	Indenture and Custody Agreement and Form of Secured Note	*

(4)(a)	Addendum to Indentuire and Custody Agreement	*

(5)	Opinion re Legality (revised)	*

(10)	Agreement Providing for Reorganization of R & J Warehouse Lending, LLC into R J Lending, Inc.	*

(23)(i)	Current consent of Independent Certified Public Accountants, Bobbitt, Pittenger & Company, P.A.

(23)(ii)	Current consent of Counsel, William T. Kirtley, P.A.

(23)(iii)	Current consent of Custodian, Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A.

*	Previously filed.

Item 28.    Undertakings.

The Registrant hereby provides the undertakings set forth below which have been integrated in the same manner as utilized in Item 512 of Securities and Exchange Commission Regulation S-B.

(a)    The Registrant undertakes to:

(1)    File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    For purposes of determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    The Registrant undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)    As of the time of the filing of this amended registration statement, the Registrant is a small business issuer that has no duty to file reports with the Commission under section 13(a) or 15(d) of the Exchange Act.

(c)    With respect to the indemnification provisions of the Bylaws of the Registrant permitting under certain circumstances the indemnification of officers and directors of the Registrant and, in the event that the Registrant requests acceleration of the effective date of this Registration Statement pursuant to Rule 461 under the Securities Act of 1933, as amended, the Registrant undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida, on January 31, 2003.

R J LENDING, INC.

By:	/s/ Ronald R. Shenkin
Ronald R. Shenkin, President and Chief Executive Officer, Treasurer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this amended registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Ronald R. Shenkin Ronald R. Shenkin	Director	January 31, 2003

/s/ John Kurz John Kurz	Director, Executive Vice President and Secretary	January 31, 2003